EXHIBIT 2.1



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                          AGREEMENT AND PLAN OF MERGER

                                      among

                       MEDICAL DEVICE MANUFACTURING, INC.,

                             PINE MERGER CORPORATION

                                       and

                          MEDSOURCE TECHNOLOGIES, INC.

                           Dated as of April 27, 2004

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                                                                 EXECUTIION COPY


                               TABLE OF CONTENTS


                                                                            Page
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ARTICLE I
               THE MERGER......................................................1
        1.1    The Merger......................................................1
        1.2    The Closing.....................................................1
        1.3    Effective Time..................................................2
        1.4    Effects of the Merger...........................................2
ARTICLE II     CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING
               CORPORATION.....................................................2
        2.1    Certificate of Incorporation....................................2
        2.2    Bylaws..........................................................2
ARTICLE III    DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.............2
        3.1    Directors.......................................................2
        3.2    Officers........................................................2
ARTICLE IV     EFFECT OF THE MERGER ON SECURITIES OF MERGER SUB AND THE
               COMPANY.........................................................2
        4.1    Effect of the Merger on Merger Sub Stock........................2
        4.2    Effect of the Merger on Company Securities......................3
        4.3    Exchange of Certificates Representing Shares of Common Stock....3
ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................5
        5.1    Existence; Good Standing; Corporate Authority...................5
        5.2    Authorization, Validity and Effect of Agreements................5
        5.3    Compliance with Laws............................................6
        5.4    Capitalization..................................................6
        5.5    Subsidiaries....................................................7
        5.6    No Violation....................................................8
        5.7    Company Reports.................................................9
        5.8    Absence of Certain Changes......................................9
        5.9    Taxes..........................................................10
        5.10   Employee Benefits..............................................11
        5.11   Brokers........................................................13
        5.12   Licenses and Permits...........................................13
        5.13   Environmental Compliance and Disclosure........................13
        5.14   Title to Assets................................................14
        5.15   Labor and Employment Matters...................................15
        5.16   Intellectual Property..........................................15
        5.17   Material Contracts.............................................17
        5.18   No Undisclosed Liabilities.....................................19
        5.19   Litigation.....................................................19
        5.20   Insurance......................................................19
        5.21   Real Estate....................................................20
        5.22   Affiliate Transactions.........................................20
        5.23   Fairness Opinion...............................................20
        5.24   Stockholder Rights Plan........................................20
        5.25   Vote Required..................................................20
ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB.....21
        6.1    Existence; Good Standing; Corporate Authority..................21
        6.2    Authorization, Validity and Effect of Agreements...............21

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        6.3    No Violation...................................................21
        6.4    Financing......................................................22
        6.5    Purchaser-Owned Shares of Common Stock.........................22
        6.6    Interim Operations of Merger Sub...............................22
        6.7    Brokers........................................................22
ARTICLE VII    COVENANTS......................................................22
        7.1    Interim Operations.............................................22
        7.2    Stockholder Meeting; Proxy Statement...........................26
        7.3    Efforts and Assistance; HSR Act................................27
        7.4    Publicity......................................................28
        7.5    Further Action.................................................28
        7.6    Insurance; Indemnity...........................................28
        7.7    Financial Statements...........................................29
        7.8    Consequences if Rights Triggered...............................29
        7.9    Access to Information; Notification............................29
        7.10   Acquisition Proposals; Board Recommendation....................30
        7.11   Transfer Taxes.................................................31
        7.12   Financing Obligation...........................................32
        7.13   Stock Options; Warrants; Employee Stock Purchase Plan..........32
ARTICLE VIII   CONDITIONS.....................................................32
        8.1    Conditions to Each Party's Obligation to Effect the Merger.....32
        8.2    Conditions to Obligations of the Company.......................32
        8.3    Conditions to Obligations of Purchaser and Merger Sub..........33
ARTICLE IX     TERMINATION; AMENDMENT; WAIVER.................................34
        9.1    Termination....................................................34
        9.2    Effect of Termination..........................................35
ARTICLE X      GENERAL PROVISIONS.............................................36
        10.1   Nonsurvival of Representations and Warranties..................36
        10.2   Notices........................................................36
        10.3   Amendment......................................................37
        10.4   Extension; Waiver..............................................37
        10.5   Assignment; Binding Effect.....................................37
        10.6   Entire Agreement...............................................37
        10.7   Fees and Expenses..............................................37
        10.8   Governing Law..................................................37
        10.9   Waiver of Jury Trial...........................................37
        10.10  Headings.......................................................37
        10.11  Interpretation.................................................38
        10.12  Severability...................................................38
        10.13  Enforcement of Agreement.......................................38
        10.14  Counterparts...................................................38
        10.15  Obligation of Purchaser........................................38


        Exhibit A     Certificate of Incorporation of the Surviving Corporation

        Company Disclosure Letter

        Purchaser Disclosure Letter


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                          AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of April 27, 2004 (this "Agreement"), is made and entered into among Medical Device Manufacturing, Inc., a Colorado corporation ("Purchaser"), Pine Merger Corporation, a Delaware corporation ("Merger Sub"), and MedSource Technologies, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        WHEREAS, the respective boards of directors of Purchaser, Merger Sub and the Company each have determined by unanimous vote of all of the directors voting on the matter that it would be advisable and is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company by means of the Merger (as hereinafter defined) on the terms and subject to the conditions set forth herein; and

        WHEREAS, it is the intention of the parties that Merger Sub merge with and into the Company, with the Company being the surviving corporation and a wholly owned Subsidiary (as hereinafter defined) of Purchaser; and

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser and Merger Sub to enter into this Agreement, Purchaser's parent, UTI Corporation, a Maryland corporation ("Parent"), Merger Sub and certain holders of the Common Stock (as hereinafter defined) are entering into a voting agreement (the "Voting Agreement"), pursuant to which, among other things, such stockholders have agreed to vote all of their shares of Common Stock in the Company in favor of adopting this Agreement; and

        WHEREAS, Purchaser has received the Financing Letters (as hereinafter defined) and provided copies of the Financing Letters to the Company; and

        WHEREAS, the board of directors of the Company (the "Board") has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the holders of its outstanding shares of common stock, par value $0.01 per share (the "Common Stock"), and has declared that the Merger is advisable, (ii) approved and declared advisable this Agreement and (iii) resolved to recommend (subject to the limitations contained herein) that the holders of Common Stock adopt this Agreement; and

        WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

        1.1 The Merger. On and subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the Delaware General Corporation Law ("DGCL"), and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation").

        1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Hogan & Hartson L.L.P., 1200 Seventeenth Street, Suite 1500, Denver, Colorado 80202, at 10:00 a.m., local time, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article VIII, other than those conditions which by their nature are to be satisfied at the Closing but subject to fulfillment or waiver of those conditions. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."


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        1.3 Effective Time. If all the conditions to the Merger set forth in
Article VIII shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article IX, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL and any other appropriate documents to be properly executed and filed in accordance with Section 251 of the DGCL on the Closing Date (or on such other date as Purchaser and the Company may agree). The Merger shall become effective at the time of filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time that the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

        1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the certificate of merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property of the Company and Merger Sub shall vest in the Surviving Corporation, and all liabilities and obligations of the Company and Merger Sub shall become liabilities and obligations of the Surviving Corporation.

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

        2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended as so as to read in its entirety as set forth in Exhibit A hereto, and so amended shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law (as hereinafter defined) and the terms thereof.

        2.2 Bylaws. The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law, the terms thereof and the Surviving Corporation's certificate of incorporation.

                                   ARTICLE III

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

        3.1 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable Law and the Surviving Corporation's certificate of incorporation and bylaws.

        3.2 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed in accordance with applicable Law and the Surviving Corporation's certificate of incorporation and bylaws.

                                   ARTICLE IV

                       EFFECT OF THE MERGER ON SECURITIES
                          OF MERGER SUB AND THE COMPANY

        4.1 Effect of the Merger on Merger Sub Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of common stock of Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.


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        4.2    Effect of the Merger on Company Securities.

        (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, each share of Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company or any wholly owned Subsidiary of the Company or by Purchaser, Merger Sub or any wholly owned Subsidiary of Purchaser shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (b) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Common Stock, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 4.2(a) and shares of Dissenting Common Stock (as hereinafter defined)) shall automatically be canceled and shall cease to exist and shall be converted automatically into the right to receive an amount equal to $7.10 in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in
Section 4.3, and no other consideration shall be delivered or deliverable on or in exchange therefor.

        (c) Notwithstanding any provision of this Agreement to the contrary, shares of Common Stock (including restricted Common Stock) that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such shares of Common Stock who have not voted in favor of the adoption of this Agreement or consented thereto in writing and who have properly exercised appraisal rights with respect thereto in accordance with, and who have complied with, Section 262 of the DGCL (the "Dissenting Common Stock") will not be converted into the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively waives, withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. At the Effective Time, any holder of shares of Dissenting Common Stock shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company will give Purchaser (i) notice of any demands received by the Company for appraisals of shares of Common Stock and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands, or agree to do any of the foregoing.

        4.3    Exchange of Certificates Representing Shares of Common Stock.

        (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company, which shall be reasonably satisfactory to the Company, to act as paying agent hereunder (the "Paying Agent") for the purpose of exchanging certificates representing Common Stock (each, a "Certificate") for the Merger Consideration in accordance with this Article IV. On or prior to the Effective Time, Purchaser shall, or shall cause the Surviving Corporation to, provide the Paying Agent with cash in amounts necessary to pay the aggregate Merger Consideration in respect of all the shares of Common Stock pursuant to Section 4.2(b) (other than shares of Dissenting Common Stock, if any). Such amounts shall hereinafter be referred to as the "Exchange Fund."

        (b) Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (other than the Company, any Subsidiary of the Company, Purchaser, Merger Sub or any Subsidiary of Purchaser) of shares of Common Stock (i) a letter of transmittal that shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall


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promptly receive in exchange therefor the amount of cash into which shares of
Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 4.2, and the shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (c) At the Effective Time, all shares of Common Stock (other than shares of Common Stock to be canceled and retired in accordance with Section 4.2(a) and any shares of Dissenting Common Stock) issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such shares shall cease to have any rights with respect thereto or arising therefrom (including the right to vote), except the right to receive the Merger Consideration, without interest, upon surrender of the Certificate representing such shares in accordance with Section 4.3(b), and until so surrendered, each Certificate representing such shares shall represent for all purposes only the right to receive the Merger Consideration, without interest. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 4.3 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates.

        (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock other than transfers that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article IV.

        (e) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former stockholders of the Company 270 days after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of the Company who have not theretofore complied with this
Article IV shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

        (f) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

        (g) If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

        (h) Purchaser shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

        (i) The Surviving Corporation and, to the extent permitted by applicable Law the Merger Sub, shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.


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                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as set forth in the disclosure letter, dated the date hereof, delivered by the Company to Purchaser prior to the execution of this Agreement (the "Company Disclosure Letter") with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such Company Disclosure Letter relates, the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

        5.1 Existence; Good Standing; Corporate Authority. Each of the Company and its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) is duly licensed or qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing under the laws of each other state of the United States or the laws of any foreign jurisdiction, if applicable, in which the character of the properties owned, licensed or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries has all requisite corporate, partnership or limited liability company power and authority to own, operate, license and lease its properties and carry on its business as now conducted and consummate the transactions contemplated by this Agreement, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Purchaser true and correct copies of the certificate of incorporation and bylaws or other governing documents of the Company and each of its Subsidiaries as currently in effect.

        "Company Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (i) constitutes or would be reasonably expected to result in a material adverse effect on the business, liabilities, property, assets, prospects, results of operation or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or delays the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been a Company Material Adverse Effect:
(a) any actions or omissions of any party hereto taken with the prior written consent of the other party in contemplation of the Merger; (b) the direct effects of compliance with this Agreement on the operating performance of the Company, including expenses incurred by the Company in consummating the Merger or relating to any litigation arising as a result of this Agreement or the Merger; (c) any decrease in the trading price of the Company's Common Stock (it being understood that any fact or development giving rise or contributing to such change in the trading price of the Company's Common Stock may be taken into account in determining whether there has been a Company Material Adverse Effect); (d) changes attributable to or resulting from changes in general economic conditions, except to the extent that the Company and its Subsidiaries taken as a whole are adversely affected in a disproportionate manner as compared to other industry participants; (e) changes affecting the industry in which the Company operates, except to the extent that the Company and its Subsidiaries taken as a whole are adversely affected in a disproportionate manner as compared to other industry participants; and (f) changes directly attributable to acts of terrorism or acts of the public enemy, except to the extent that the Company and its Subsidiaries taken as a whole are adversely affected in a disproportionate manner as compared to other industry participants.

        The corporate, partnership or limited liability company records and minute books of the Company and each of its Subsidiaries (true, correct and complete copies of which or, in the case of minutes that have not yet been finalized, drafts thereof, have heretofore been made available to Purchaser) reflect all actions taken and authorizations made at meetings of such companies' boards of directors, managers or other governing bodies, and any committees thereof, and at any stockholders', members' or other equity owners' meetings thereof.

        5.2 Authorization, Validity and Effect of Agreements. (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock entitled to vote thereon (the "Stockholder Approval"), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement


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by the Company and, subject to the Stockholder Approval, the consummation by the
Company of the transactions contemplated hereby have been duly and validly authorized by the Board, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Purchaser and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as each enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application.

        (b) On or prior to the date hereof, the Board, at a meeting duly called and held at which all directors of the Company were present, unanimously has adopted resolutions (i) that as of the date hereof this Agreement and the transactions contemplated hereby and by the Voting Agreement are fair to and in the best interests of the Company and its stockholders, (ii) approving this Agreement, the Merger, the Voting Agreement and the transactions contemplated hereby and thereby, (iii) declaring this Agreement and the Merger advisable,
(iv) directing that the adoption of this Agreement be submitted as promptly as practicable to a vote at a meeting of the stockholders of the Company and (v) recommending that the stockholders of the Company adopt this Agreement and approve the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any manner except as permitted by Section 7.10. Such approvals represent all the action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby the restrictions of Section 203 of the DGCL (the "Takeover Statute") to the extent, if any, the Takeover Statute would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated hereby. To the knowledge of the Company, no other state anti-takeover Laws or regulations apply or purport to apply to this Agreement, the Merger or the transactions contemplated hereby. No anti-takeover provision in the Company's certificate of incorporation or bylaws (as currently in effect) has, or at the Effective Time will have, the effect of impairing, delaying, hindering or otherwise making less likely to occur the Merger or the other transactions contemplated by this Agreement.

        5.3 Compliance with Laws. (a) Neither the Company nor any of its Subsidiaries is in violation of any foreign, federal, state or local law, statute, ordinance, rule, regulation, code, injunction, convention, directive, order, judgment, ruling or decree or other legal requirement (including any arbitral award or decision) (the "Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") applicable to the Company or any of its Subsidiaries except for violations which have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is not being investigated with respect to, or, to the knowledge of the Company, threatened to be charged with or given notice of any violation of, any applicable Law, except for such of the foregoing as would not reasonably be expected to have a Company Material Adverse Effect.

        (b) Neither the Company nor any of its Subsidiaries has intentionally and, to the Company's knowledge, none of the directors, officers, agents or employees of the Company or any of its Subsidiaries has, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended. Neither the Company nor any of its Subsidiaries has participated in any boycotts.

        5.4 Capitalization. (a) The authorized capital of the Company consists solely of 70,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which 6,000 shares have been designated as Series E Preferred, 4,000 shares have been designated as Series F Preferred and 70,000 shares have been designated as Series G Junior Participating Preferred stock. As of the close of business on April 26, 2004 (the "Measurement Date"), (i) 28,924,427 shares of Common Stock were issued and outstanding (including 686,813 restricted shares of Common Stock that will vest immediately prior to the Effective Time but excluding shares held by the Company in its treasury), (ii) warrants to purchase an aggregate of 19,665 shares of Common Stock were issued and outstanding, the holders of which have, or will have prior to the Effective Time, irrevocably agreed with the Company in writing to have their warrants treated in the Merger as contemplated under Section 7.13 hereof, (iii) no shares of Preferred Stock were outstanding, (iv) Options (as hereinafter defined) to purchase an aggregate of 1,851,320 shares of Common Stock were outstanding (of which, Options to purchase an aggregate of 999,450


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shares of Common Stock with exercise prices per share less than the per share
Merger Consideration were outstanding), (v) 169,341 shares of Common Stock were held by the Company in its treasury, and (vi) no shares of capital stock of the Company were held by the Company's Subsidiaries. As of the close of business on the Measurement Date, there were outstanding with respect to each outstanding share of Common Stock rights ("Rights") to purchase one thousandth of a share of Series G Junior Participating Preferred stock of the Company under the Rights Agreement dated August 12, 2003 between the Company and Wachovia Bank, National Association (the "Rights Agreement"). The Company and its Subsidiaries have no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth in Section 5.4(a) of the Company Disclosure Letter, since December 31, 2003, the Company has not (A) issued any capital stock of the Company or securities directly or indirectly convertible into, or exchangeable or exercisable for, capital stock of the Company other than upon the exercise of Options, (B) granted any Options, or (C) split, combined, converted or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are, and all shares of Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth above in this Section 5.4(a), there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or equity interests in or any security convertible into or exercisable or exchangeable for any capital stock or equity interest in, the Company or any of its Subsidiaries.

        (b) There are no (i) outstanding agreements or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire (or cause to be repurchased, redeemed or otherwise acquired) any shares of capital stock of the Company and, except as set forth in Section 5.4(b) of the Company Disclosure Letter, there are no performance awards outstanding under the Stock Option Plans (as hereinafter defined) or any other outstanding stock-related awards or (ii) voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's directors or executive officers is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries (other than the Voting Agreement). Section 5.4(b) of the Company Disclosure Letter sets forth as of the date hereof a complete and accurate list of all outstanding Options to purchase shares of Common Stock granted pursuant to any Stock Option Plan (true and correct copies of which have been made available by the Company to Purchaser), which list sets forth the name of the holders thereof and, to the extent applicable, the exercise price or purchase price thereof, the number of shares of Common Stock subject thereto, the governing Stock Option Plan with respect thereto, the expiration date thereof and the vesting dates therefore (indicating therein which Options' vesting schedules will accelerate immediately prior to the Effective Time). Section 5.4(b) of the Company Disclosure Letter also sets forth as of the date hereof a complete and accurate list of all outstanding awards of restricted stock granted pursuant to any Stock Option Plan (true and correct copies of which have been made available by the Company to Purchaser), which list sets forth the name of the holders thereof and, to the extent applicable, the purchase price thereof, the number of shares of Common Stock subject thereto, the governing Stock Option Plan with respect thereto and the vesting dates therefore (indicating therein which restricted stock awards' vesting schedules will accelerate immediately prior to the Effective Time).

        5.5    Subsidiaries.

        (a) Section 5.5(a) of the Company Disclosure Letter lists each Subsidiary of the Company together with the jurisdiction of organization of each such Subsidiary. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth in Section 5.5(a) of the Company Disclosure Letter, the Company does not own, directly or indirectly, (i) any shares of outstanding capital stock or other securities convertible into or exchangeable for capital stock of any other corporation or (ii) any equity or other participating interest in the revenues or profits of any corporation, partnership, limited liability company, joint venture or other entity, association or business enterprise and the Company is not subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any corporation, partnership, limited liability company, joint venture or other entity , association or business enterprise.

        (b) The Company owns, directly or indirectly through a wholly owned Subsidiary, all the outstanding shares of capital stock (or other ownership interests) of each of the Company's Subsidiaries, as set forth in Section 5.5(b) of the Company Disclosure Letter. There are no other shares of capital stock or voting or other securities or ownership interests of any Subsidiary outstanding or reserved for issuance, and there are no outstanding options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments that obligate the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock of, or equity interests in or any security convertible into or exercisable or exchangeable for any capital stock or equity interest in, any of the Company's Subsidiaries.

        (c) Except as set forth in Section 5.5(c) of the Company Disclosure Letter, each of the outstanding shares of capital stock (or other ownership interests) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and free of preemptive or similar rights, and is owned, directly or indirectly, by the Company or one of its wholly owned Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances") and all other limitations or restrictions, including on the right to vote, sell or otherwise dispose of the stock or other ownership interest.

        (d) There are no (i) outstanding agreements or other obligations of any of the Company's Subsidiaries to repurchase, redeem or otherwise acquire (or cause to be repurchased, redeemed or otherwise acquired) any shares of capital stock of such Subsidiaries and there are no performance awards outstanding under any stock option or other equity plans of any Subsidiary or any other outstanding stock-related awards of any Subsidiary or (ii) voting trusts or other agreements or understandings to which any of the Company's Subsidiaries or, to the knowledge of the Company, any of the Company's or the Company's Subsidiaries' directors or executive officers is a party with respect to the voting of capital stock of any of the Company's Subsidiaries.

        5.6 No Violation. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby does or will: (a) violate, conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (as currently in effect) of the Company or any of its Subsidiaries; (b) except as set forth in Section 5.6(b) of the Company Disclosure Letter, violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or amendment or in a right of termination, cancellation or amendment of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment, penalty or other obligations pursuant to any Contract (as hereinafter defined) or Lease (as hereinafter defined); (c) result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances (as defined below)) upon any of the properties of the Company or its Subsidiaries, except for any such matters referenced in clauses (b) and (c) with respect to which requisite waivers or consents have been, or prior to the Effective Time will be, obtained or with respect to any matters that would not reasonably be expected to have a Company Material Adverse Effect; (d) except as set forth in Section 5.6(b) of the Company Disclosure Letter, result in there being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any Material Contract (as hereinafter defined), except to the extent that such declaration would not reasonably be expected to have a Company Material Adverse Effect; (e) require any consent, approval, action, order, notification or authorization of, license, permit or waiver by or declaration, filing or registration (collectively, "Consents") with any Governmental Entity, including any such Consent under the Laws of any foreign jurisdiction, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware, (ii) the filings required under the Securities Exchange Act of 1934 (the "Exchange Act") or the Securities Act of 1933 (the "Securities Act"), (iii) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable Law governing antitrust or competition matters, and any Consents required or permitted to be obtained pursuant to the Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws") (collectively, "Other Antitrust Filings and Consents," and, together with the other filings described in clauses (ii) and (iii) above, "Regulatory Filings"), and (iv) those Consents the failure of which to obtain or make would not reasonably be expected to result in a Company Material Adverse Effect; or (f) violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby will require any Consent of any Third Parties or other Person except (i) under those Contracts and Leases set forth in Section 5.6 of the Company Disclosure Letter, (ii) for the Stockholder Approval, and (iii) under those Contracts that are not Material Contracts, the failure of which would not be reasonably expected to result in a Company Material Adverse Effect.

        5.7 Company Reports. The Company has filed or furnished (i) all reports, schedules, forms, statements, prospectuses and other documents required to be filed with, or furnished to, the Securities and Exchange Commission (the "SEC") by the Company since June 30, 2002 (all such documents, as amended or supplemented, are referred to collectively as, the "Company Reports") and (ii) all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley act of 2002) with respect to any applicable Company Report (collectively, the "SOX Certifications"). The Company has previously made available to the Purchaser all SOX Certifications and comment letters received by the Company from the staff of the SEC since January 16, 2002 and all responses to such comment letters by or on behalf of the Company. No Subsidiary currently is, and no Subsidiary has been, required to file or otherwise furnish any reports, schedules, forms, statements, prospectuses or other documents with or to the SEC. Since June 30, 2002, the Company has complied in all respects with its SEC filing obligations under the Exchange Act and the Securities Act. Each of the audited financial statements and related schedules and notes thereto and unaudited interim financial statements of the Company contained in the Company Reports (or incorporated therein by reference) were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except in the case of interim unaudited financial statements) except as noted therein, and fairly present in all respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders' equity for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments (the effect of which will not, individually or in the aggregate, be adverse) and, such financial statements complied as to form as of their respective dates in all respects with applicable rules and regulations of the SEC. The financial statements referred to herein reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person not already included in such financial statements are required by GAAP to be included in the consolidated financial statements of the Company. As of their respective dates, each Company Report was prepared in accordance with and complied with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder, and the Company Reports (including all financial statements included therein and all exhibits and schedules thereto and all documents incorporated by reference therein) did not, as of the date of effectiveness in the case of a registration statement, the date of mailing in the case of a proxy or information statement and the date of filing in the case of other Company Reports, contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Company nor, to the Company's knowledge, any of its officers has received notice from the SEC or any other Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or furnishing of the SOX Certifications.

        5.8 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Section 5.8 of the Company Disclosure Letter, since December 31, 2003, the Company and its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practices. Except as contemplated by this Agreement or as set forth in Section 5.8 of the Company Disclosure Letter, since December 31, 2003, there has not been (a) any event, change, effect, development or state of fact that would reasonably be expected to have or constitute a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company; (c) any issuance by the Company of, or agreement or commitment of the Company to issue, any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock; (d) any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (e) any change in accounting principles, practices or methods; (f) any entry into any employment agreement with, or any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors or officers, except for increases occurring in the ordinary course of business in accordance with their customary practices and employment agreements entered into in the ordinary course of business; (g) any increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with the Company's customary practices or as required to comply with applicable law; (h) any revaluation by the Company or any of its Subsidiaries of any amount of their assets, taken as a whole, including, without limitation, write-downs of inventory, goodwill or intangible assets or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices; and (i) any action taken of the type described in Section 7.1(b). The Company has provided Purchaser with a true, accurate and complete copy of its analysis of the value of its goodwill as of March 31, 2004, as determined in accordance with SFAS No. 142.

        5.9 Taxes. Except as set forth in Section 5.9 of the Company Disclosure Letter, (a) all U.S. Federal Tax returns and all other Tax returns, statements, reports and forms (collectively, the "Company Returns") required to be filed with any taxing authority by the Company and each of its Subsidiaries have been timely filed in accordance in all respects with all applicable Laws; (b) the Company and each of its Subsidiaries have timely paid all Taxes due and payable and the Company Returns are true, correct and complete in all respects; (c) the Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party (as hereinafter defined); (d) there is no action, suit, proceeding, audit or claim pending against the Company or any of its Subsidiaries in respect of any Taxes, nor has any such action, suit, proceeding, audit or claim been threatened in writing; (e) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing or allocation agreement or similar contract or assignment or any agreement that obligates either of them to make any payment computed by references to the Taxes, taxable income or taxable losses of any other Person; (f) there are no liens with respect to Taxes (other than Taxes not yet due and payable) on any of the assets or properties of the Company or any of its Subsidiaries; (g) neither the Company nor any of its Subsidiaries (1) is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (2) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any tax period after the Closing Date ("Post-Closing Tax Period") as a result of any (A) change in accounting method for any tax period beginning prior to and ending on or before the Closing Date ("Pre-Closing Tax Period") under Section 481 of the Code (or any analogous or comparable provision of U.S. state or local or non-U.S. Tax law), (B) written agreement with a Tax authority with regard to the Tax liability of the Company for any Pre-Closing Tax Period, (C) deferred intercompany gain described in U.S. Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Income Tax law) arising from any transaction that occurred prior to the Closing Date or prior to the Closing on the Closing Date, (D) installment sale or open transaction disposition made prior to the Closing Date or prior to the Closing on the Closing Date, or (E) prepaid amount received on or prior to the Closing Date; (i) no waivers of statutes of limitation with respect to any Company Returns have been given by the Company or any of its Subsidiaries; (j) all deficiencies asserted or assessments made as a result of any examinations of the Company or any of its Subsidiaries have been fully paid, or are fully reflected as a liability in the Company's 2003 Balance Sheet (as hereinafter defined), or are being contested and an adequate reserve therefor has been established and is fully reflected in the 2003 Balance Sheet; (k) none of the Company or any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which such entity does not file a Tax return stating that such entity is or may be subject to taxation by that jurisdiction; (l) none of the assets of the Company or any of its Subsidiaries is property required to be treated as being owned by any other Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (m) neither the Company nor any predecessors of the Company by merger or consolidation has within the past three years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code; (n) the Company has not been a United States real property holding corporation, within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (o) the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement (other than this Agreement) or other arrangement that could obligate it to make any payments that would not be deductible under
Section 280G of the Code; (p) except as disclosed in Section 5.9(p) of the Company Disclosure Letter, the Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations; (q) the Company is not a party to any joint venture, partnership or other written arrangement or contract which could be treated as a partnership or other written arrangement or contract which could be treated as a partnership for U.S. federal income tax purposes for any period for which the statute of limitations for any Tax on the income therefrom has not expired; and (r) the unpaid Taxes of the Company (A) did not, as of December 31, 2003, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes, established to reflect timing differences between book and Tax income) set forth on the face of the 2003 Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax returns. The term "Tax" or "Taxes" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental (including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, escheat, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to taxes that may become payable in respect therefor imposed by any Governmental Entity, whether disputed or not.

        5.10   Employee Benefits.

        (a) Except as set forth in Section 5.10(a) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate (as defined below) maintains, administers, sponsors or otherwise has any liability with respect to
(i) any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any employment, severance or similar contract, plan, arrangement or policy or (iii) any other plan or arrangement (written or oral) whether or not subject to ERISA (including any funding mechanism therefore now in effect or required) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits), which, without limiting any other limitation hereof, in each case specified in subsection (i), (ii), (iii), (iv) or (v) below, covers any employee or former employee or director of the Company or any of its Subsidiaries. The Company has delivered or made available to Purchaser (i) current, accurate and complete copies (or to the extent no such copy exists, an accurate description of the material features) of each Stock Option Plan, each Company Employee Plan (as defined below) and, if applicable, each related trust agreement and insurance contract, (ii) all amendments thereto, (iii) the three most recently prepared IRS Form 5500 Annual Return/Reports and attached schedules, (iv) if applicable, the most recent audited financial statements and (v) the current summary plan description and subsequent summaries of modifications for each Company Employee Plan, to the extent applicable. The plans required to be listed on Section 5.10(a) of the Company Disclosure Letter are referred to collectively herein as the "Company Employee Plans." An "ERISA Affiliate" means any Person which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

        (b) No Company Employee Plan is a defined benefit plan (as defined in ERISA Section 3(35)) or a multiemployer plan (as defined in ERISA Section 3(37)). Neither the Company, any of its subsidiaries nor any ERISA Affiliates have ever sponsored or participated in a defined benefit plan or a multiemployer plan.

        (c) No Company Employee Plan is (i) an employee stock ownership plan (as defined in Code Section 4975(e)(7)) or otherwise invests in employer securities (as defined in Code Section 409(l)), (ii) a qualified foreign plan (as defined in Code Section 404A(e)), or (iii) a voluntary employees' beneficiary association (as defined in Code Section 501(c)(9)).

        (d) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and each trust forming a part thereof is exempt from Tax pursuant to Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred which cannot be remedied through self-correction or otherwise by the expenditure of less than $35,000, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. The Company has furnished to Purchaser a copy of the most recent Internal Revenue Service determination letter, if any, with respect to each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code.

        (e) Except as set forth in Section 5.10(e) of the Company Disclosure Letter, each Company Employee Plan has been maintained in compliance in all respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Employee Plan. To the knowledge of the Company, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has occurred that will make the Company or any of its Subsidiaries, or any officer or director of the Company or any Subsidiaries, subject to any liability under Part 4 of Title I of ERISA or liable for any Tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof).

        (f) The Company has made all contributions and other payments required and due under the terms of each Company Employee Plan prior to the date hereof, and, except as set forth in Section 5.10(f) of the Company Disclosure Letter, there has been no amendment to or change in employee participation or coverage under any Company Employee Plan which would increase the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended June 30, 2003.

        (g) Except as set forth in Section 5.10(g) of the Company Disclosure Letter, no amount required to be paid or payable to or with respect to any employee or other service provider of the Company in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an excess parachute payment (as defined by Code Section 280G). Section 5.10(g) of the Company Disclosure Letter sets forth (i) the name of each such employee or other service provider, (ii) any payments that may be classified as parachute payments to each such employee or other service provider, and (iii) a good faith estimate of the amount of any tax gross-up payment to which each such employee or other service provider is entitled with respect to any portion of any excise tax under Code Section 4999 and other similar state laws.

        (h) Neither the Company nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Company Employee Plan which is a welfare plan as defined in Section 3(1) of ERISA, other than benefits mandated by Section 4980B of the Code or under applicable Law.

        (i) (x) To the knowledge of the Company, no Company Employee Plan is under audit or is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor or any other Governmental Entity, nor is any such audit or investigation pending and (y) with respect to any Company Employee Plan and except as would not result in a Company Material Adverse Effect, no actions, suits, termination proceedings or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

        (j) The Board has adopted resolutions that have the effect of (i) terminating the Company's 1999 Stock Plan and all Options outstanding thereunder immediately prior to the Effective Time and, where the Merger Consideration is greater than the exercise price of a vested Option thereunder, providing for the payment of the Option Consideration (as hereinafter defined) in respect of such vested Options to purchase shares of Common Stock; (ii) terminating the ACT Medical, Inc. 1998 Omnibus Stock Plan (the "ACT Plan") and all Options outstanding thereunder immediately prior to the Effective Time and, where the Merger Consideration is greater than the exercise price of a vested Option thereunder, providing for the payment of the Option Consideration in respect of such vested Options to purchase shares of Common Stock, and all of the holders of outstanding Options under the ACT Plan have, or will have prior to the Effective Time, irrevocably agreed with the Company in writing to such treatment of their ACT Plan Options; and (iii) terminating the Company's 2001 Employee Stock Purchase Plan immediately prior to the Effective Time, which termination resolutions with respect to the Company's 2001 Employee Stock Purchase Plan provide for the complete termination of the plan and a refund of all amounts credited to the bookkeeping accounts thereunder. Except for the Options referenced in this Section 5.10(j), there are no Options outstanding providing for a per share exercise price less than or in excess of the Merger Consideration.

        (k) The Board has adopted resolutions (i) merging effective as of one day prior to the Effective Time the Danforth Biomedical Inc. 401(k) Plan into the Company's 401(k) Retirement Plan, with the Company's plan surviving, and
(ii) terminating immediately thereafter and effective as of one day prior to the Effective Time the Company's 401(k) Retirement Plan; provided, however, that the Company (or the Surviving Corporation, as applicable) will not make distributions to participants of such plan until the Company (or the Surviving Corporation, as applicable) receives a favorable determination letter from the Internal Revenue Service with respect to such termination.

        (l) Except as set forth in Section 5.10(l) of the Company Disclosure Letter or as contemplated by this Agreement, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any officer, director or employee of the Company under any Company Employee Plan or under any agreement (including the acceleration of the vesting or exercisability of any Options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any plan or the acceleration or creation of any rights under any bonus, severance, parachute or change in control agreement).

        5.11 Brokers. The Company has not retained, authorized to act on behalf of the Company or any of its Subsidiaries or entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of Purchaser, Merger Sub or the Company or any of their respective affiliates to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained the Financial Advisor (as hereinafter defined) and Piper Jaffray & Co., the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof, and all of which fees and expenses will be borne by the Company.

        5.12 Licenses and Permits. The Company and its Subsidiaries maintain in full force and effect and are in compliance with all licenses, permits, certificates, approvals, consents, easements, variances, exemptions and authorizations (collectively, "Permits") with and under all Laws and all Environmental Laws, and from all Governmental Entities, required to conduct their respective businesses as presently conducted, except for such of the foregoing the lack of which or failure to comply with which would not reasonably be expected to have a Company Material Adverse Effect, and no Permit is subject to any outstanding order, decree, judgment or stipulation that would be likely to affect such Permit, where the effect of the foregoing would have a Company Material Adverse Effect.

        5.13 Environmental Compliance and Disclosure. Except as set forth in
Section 5.13 of the Company Disclosure Letter under the appropriately captioned corresponding clause contained herein and except as would not reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each Subsidiary have complied and are in compliance with, and the Owned Real Property and the Leased Real Property (each as hereinafter defined are collectively referred to in this Section 5.13 as the "Property") and all improvements thereon are in compliance with, all Environmental Laws (as hereinafter defined), (b) there are no facts, circumstances, Releases (as hereinafter defined) or conditions existing, initiated or occurring which have or will result in liability to the Company or any Subsidiary under Environmental Law, (c) there are no pending or, to the knowledge of the Company, threatened Environmental Claims (as hereinafter defined), and neither the Company nor any Subsidiary has received any written notice of any Environmental Claim from any Person, (d) (i) the Company and each Subsidiary maintains in full force and effect all Environmental Permits (as hereinafter defined) necessary to operate the business or assets of the Company or any Subsidiary as currently operated, a true and complete list of which is set forth in Section 5.13(d)(i) the Company Disclosure Letter, (ii) the Company and each Subsidiary has timely filed applications for all Environmental Permits, and (iii) none of such Environmental Permits require consent, notification, or other action to remain in full force and effect following the transactions contemplated hereby; (e) (i) the Owned Real Property and, to the Company's knowledge, the Leased Real Property do not contain underground improvements (e.g., tanks) used currently or in the past for the management of Hazardous Materials, and no portion of the Owned Real Property or, to the Company's knowledge, the Leased Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands, (ii) with respect to any real property formerly owned, operated, or leased by the Company or any Subsidiary, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill and the Company has no knowledge of any such use at any time prior to its ownership or operation of or tenancy at such real property, and (iii) neither PCBs (as hereinafter defined), "toxic mold," nor asbestos-containing materials are present on or in the Owned Real Property or the improvements thereon or, to the Company's knowledge, the Leased Real Property or the improvements thereon; (f) the Company has furnished to Purchaser accurate and complete copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Property, compliance with Environmental

Laws, or any other real property that the Company or any Subsidiary formerly owned, operated, or leased; and (g) (i) no Property, and no property to which Hazardous Materials (as hereinafter defined) originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or, to the Company's knowledge, proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation (as hereinafter defined) under Environmental Laws and (ii) neither the Company nor any Subsidiary has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or will be liable for Remediation of such location pursuant to Environmental Laws.

        In this Section 5.13: (a) "Claims" means all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, written notices of potential responsibility, losses, damages (including, without limitation, diminution in value), liabilities, sanctions, costs and expenses, including interest, penalties and attorneys' and experts' fees and disbursements; (b) "Environmental Claims" means all Claims pursuant to Environmental Laws, including those based on, arising out of or otherwise relating to (i) the Remediation, Release of, or exposure to, Hazardous Materials, (ii) the off-site Release, treatment, transportation, storage or disposal of Hazardous Materials originating from the Company's or a Subsidiary's assets or business, and (iii) any violations of Environmental Laws by the Company or any Subsidiary; (c) "Environmental Laws" means any Laws (including the Comprehensive Environmental Response, Compensation, and Liability Act) relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment; (d) "Environmental Permits" means any permits, licenses, certificates and approvals required under any Environmental Law; (e) "Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic, (ii) which are or become defined as "pollutants," "contaminants," "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws, (iii) the presence of which on the Property causes a nuisance pursuant to Laws upon the Property or to adjacent properties, (iv) which contain, without limitation, polychlorinated biphenyls ("PCBs"), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof), or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment; (f) "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems; and (g) "Remediation" means any legally required investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the threatened or actual Release of Hazardous Materials.

        5.14 Title to Assets. The Company and each of its Subsidiaries have good title to all of their real and personal properties and assets reflected on the Company's audited balance sheet (including in any related notes thereto) as of June 30, 2003 included in the Company's annual report on Form 10-K for the fiscal year then ended (the "2003 Balance Sheet") or acquired after June 30, 2003 (other than assets disposed of since June 30, 2003 in the ordinary course of business consistent with past practice), in each case free and clear of all title defects and Encumbrances, except for (a) Encumbrances that secure indebtedness that is properly reflected in the 2003 Balance Sheet; (b) liens for Taxes accrued but not yet payable; (c) liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after June 30, 2003, provided that the obligations secured by such liens are not delinquent or material; and (d) such title defects or Encumbrances, if any, as would not reasonably be expected to have a Company Material Adverse Effect (collectively, "Permitted Encumbrances") and Encumbrances set forth in Section 5.21(a) of the Company Disclosure Letter. Except where the failure to own or have a valid leasehold interest would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets currently used by them in the conduct of their businesses.

        5.15 Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization or written work rules or written practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries that was certified by the National Labor Relations Board (the "NLRB"). Except for such of the following as would not reasonably be expected to result in a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending before the NLRB or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their respective businesses, (ii) to the knowledge of the Company, activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries pursuant to NLRB rules and regulations or (iii) lockout, strike, slowdown, work stoppage or, to the knowledge of the Company, threat thereof by or with respect to any such employees.

        (b) Section 5.15 of the Company Disclosure Letter contains a true and complete list of each of the Company's written personnel policies or rules applicable to employees of the Company or any of its Subsidiaries as of the date hereof, true, correct and complete copies of which have heretofore been made available to Purchaser. Except as set forth in Section 5.15(b) of the Company Disclosure Letter, to the knowledge of the Company, (i) the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, (ii) no charges with respect to or relating to the Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other corresponding state agency, except for such charges as would not reasonably be expected to result in a Company Material Adverse Effect, and the Company and its Subsidiaries are in compliance with all federal and state Laws and regulations prohibiting discrimination in the workplace including, without limitation, Laws and regulations that prohibit discrimination and/or harassment on account of race, national origin, religion, gender, disability, age, workers compensation status or otherwise, except where the failure to be in such compliance would not reasonably be expected to result in a Company Material Adverse Effect, (iii) no federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws has notified the Company in writing that it intends to conduct an investigation with respect to or relating to the Company and its Subsidiaries and no such investigation is in progress, except where such investigations would not reasonably be expected to result in a Company Material Adverse Effect, and (iv) except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no lawsuits, complaints, controversies or other proceedings pending or, to the knowledge of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any Law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

        (c) As of the date hereof and at all times within the last three years, the Company and its Subsidiaries have been in compliance with The Worker Adjustment and Retraining Notification Act and similar state and local Laws.

        5.16   Intellectual Property.

        (a) Section 5.16(a) of the Company Disclosure Letter lists all of the trademarks (whether registered or unregistered), service marks, trade names, service names, brand names, trade dress, slogans, likenesses, logos and general intangibles of like nature (collectively, "Trademarks") of the Company or any of its Subsidiaries, and all registered copyrights and applications, unregistered copyrights and copyrightable works (including computer software), patents and patent applications (together with all reissues, continuations, continuations-in-part, revisions, extensions and reexaminations thereof), URLs and domain names, and all other technology, intellectual property, know-how and confidential information currently owned, used or available for use by, or material to the conduct of the business of, the Company or its Subsidiaries (collectively with the Trademarks, the "Proprietary Rights"). Section 5.16(a) of the Company Disclosure Letter also sets forth: (i) for each patent, the number, title and date of issuance for each country, or, if applicable, the application number, title and date of filing and subject matter for each country, (ii) for each Trademark which is registered or applied for, the application serial number or registration number, the class of goods or services covered and the date of filing or issuance for each country, (iii) for each registered copyright, the registration number and date of registration for each country, and (iv) all licenses relating to any of the Proprietary Rights. One or more of the Company or its Subsidiaries currently are listed in the records of the appropriate United States, state or other governmental agency as the sole owner of record for each owned application and registration listed on Section 5.16(a) of the Company Disclosure Letter, and each such application and registration is subsisting, in full force and effect in all respects, and has not been canceled, expired or abandoned. True and correct copies of all registrations of and applications to register Proprietary Rights, as well as all agreements pertaining to the use of or granting any right to use or practice any rights thereunder, have been provided to Purchaser or its Representatives (as hereinafter defined). The Company and each of its Subsidiaries are taking or have taken reasonable measures to maintain and protect the value, validity, confidentiality and proprietary nature of each item of Proprietary Rights that the Company or any of its Subsidiaries owns or uses. No trade secret or confidential know-how of the Company or its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company's and its Subsidiaries' proprietary interests in and to such trade secrets and confidential know-how.

        (b) No current or former officer, director, employee or consultant of the Company or its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in or to any Proprietary Right, except as listed in Section 5.16(b) of the Company Disclosure Letter.

        (c) The Company and its Subsidiaries own or control or have a valid right to use, sell and license each of the Proprietary Rights free and clear of all Encumbrances (other than Permitted Encumbrances), and none of such Proprietary Rights will cease to be valid rights by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. The consummation of the transactions contemplated hereby will not require the consent of any governmental authority or other third party in respect of any Proprietary Right or other intellectual property right except for such consents set forth on Section 5.16(c) of the Company Disclosure Letter. The Company and its Subsidiaries have not received any notice of invalidity or infringement of, misappropriation or other conflict with, any rights of others with respect to any of the Proprietary Rights except as listed in Section 5.16(c) of the Company Disclosure Letter. To the Company's knowledge, no Person is infringing upon, misappropriating or interfering with any Proprietary Right in any way. Except as set forth on Section 5.16(c) of Company Disclosure Letter, to the Company's knowledge, the Company's or its Subsidiaries' use of any such Proprietary Rights does not as of the date hereof conflict with, infringe upon or otherwise violate the valid rights of any third party in or to any Proprietary Rights, and no action has been instituted against or notices received by the Company or any of its Subsidiaries that are presently outstanding, alleging that the Company's or any such Subsidiary's use of the Proprietary Rights infringes upon, misappropriates or otherwise violates any rights of a third party in or to such Proprietary Rights. There is no pending, existing, or to the knowledge of Company, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against any Proprietary Right. Except as set forth on Schedule 5.16(c) of the Company Disclosure Letter, there are no settlements, consents, judgments or orders, or other agreements which restrict the rights of the Company or its Subsidiaries to use any Proprietary Rights owned by the Company or its Subsidiaries.

        (d) Section 5.16(d) of the Company Disclosure Letter identifies each item of the Proprietary Rights that is owned by a Person other than the Company or its Subsidiaries, and all licenses or other agreements pursuant to which the Company and its Subsidiaries use such items or grant to any Person any right to use any Proprietary Right owned by the Company or its Subsidiaries. Except as set forth in Section 5.16(d) of the Company Disclosure Letter with respect to each such item:

               (i) the license or other agreement covering such item is legal, valid, binding and enforceable and in full force and effect, and shall remain legal, valid, binding and enforceable on identical terms following the consummation of the transactions contemplated hereby;

               (ii) each such license or other agreement, including licenses to all third-party software listed in Section 5.16 of the Company Disclosure Letter other than generally commercially available software, to which the Company or its Subsidiaries are party, is assignable by the Company or one of its Subsidiaries, and the Company and its Subsidiaries which are a party to such license or agreement may be subject to a change of control, in each case, without the consent or approval of, or any payment to, any party to any such license or other agreement, and the consummation of the transactions contemplated by this Agreement will not conflict with, result in a violation or breach of or constitute a default under (or would result in a violation, breach or default with the giving of notice or the passage of time or both) any such license or other agreement; and

               (iii) none of the Company and its Subsidiaries or, to the Company's knowledge, any other Person is in breach of or default under any such license or agreement, and, to the Company's knowledge, no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration thereunder.

        5.17   Material Contracts.

        (a) Section 5.17 of the Company Disclosure Letter sets forth a complete and accurate list of the following agreements and other instruments to which the Company or any of its Subsidiaries is a party ("Contracts") (other than Leases set forth in Section 5.21(b) of the Company Disclosure Letter and Company Employee Plans set forth in Section 5.10(a) of the Company Disclosure Letter) (collectively, and together with the Leases set forth in Section 5.21(b) of the Company Disclosure Letter and Company Employee Plans set forth in Section 5.10(a) of the Company Disclosure Letter, the "Material Contracts" and each a "Material Contract"):

               (i) Contracts requiring annual expenditures by or liabilities of any party thereto in excess of $1.0 million that have a remaining term in excess of 90 days or are not cancelable (without penalty, cost or other liability) within 90 days;

               (ii) all collective bargaining agreements, independent contractor agreements with a term of greater than one year, director or officer indemnification agreements;

               (iii) all contracts and agreements relating to (a) any indebtedness, notes payable (including notes payable in connection with acquisitions), accrued interest payable or other obligations for borrowed money, whether current, short-term, or long-term, secured or unsecured, of the Company or any of its Subsidiaries, (b) any purchase money indebtedness or earn-out or similar obligation in respect of purchases of property or assets by the Company or any of its Subsidiaries, (c) any lease obligations of the Company or any of its Subsidiaries under leases which are capital leases in accordance with GAAP, (d) any financing of the Company or any of its Subsidiaries effected through "special purpose entities" or synthetic leases or project financing, (e) any obligations of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit (other than stand-by letters of credit in support of ordinary course trade payables) or (f) any liability of the Company or any of its Subsidiaries with respect to interest rate swaps, collars, caps and similar hedging obligations (the liabilities and obligations referred to in (a) through (f) above, "Indebtedness") or any Encumbrances (other than Permitted Encumbrances) upon any properties or assets of the Company or any of its Subsidiaries as security for such Indebtedness;

               (iv) all contracts and agreements that (a) limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company, or, to the knowledge of the Company, any executive officer of the Company (in his or her individual capacity), to compete in any line of business or with any Person or in any geographic area or during any period of time, (b) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to use any supplier or third party for all or substantially all or any of its requirements or needs,
        (c) limit or purport to limit the ability of the Company and/or any Subsidiary or affiliate of, or successor to, the Company to solicit any customers or clients of the other parties thereto, or (d) require the Company and/or any Subsidiary or affiliate of, or successor to, the Company to provide to the other parties thereto "most favored nations" pricing;

               (v) all contracts and agreements entered into by the Company or any of its Subsidiaries and any other party providing for the acquisition by the Company or such Subsidiary (including by merger, consolidation, acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or division thereof or any amount of assets of such other party (the "Company Acquisition Agreements"); provided, however, that the Company Acquisition Agreements filed with the SEC as exhibits to the Company Reports need not be listed in Section 5.17(a) of the Company Disclosure Letter;

               (vi) all confidentiality, non-disclosure and/or standstill agreements entered into by the Company and/or any of its Subsidiaries (other than in the ordinary course of business) since June 30, 2001 except those which have expired by their terms;

               (vii) all other contracts, agreements, commitments, leases, licenses, instruments and/or obligations, whether or not made in the ordinary course of business, including all customer contracts;

               (viii) joint venture, alliance or partnership agreements or joint development or similar agreements with any Third Party under which the Company has or may in the future have an obligation to invest or pay in excess of $1.0 million pursuant to the terms of any such agreement;

               (ix) all licenses, sublicenses, consents, royalty and other agreements concerning Proprietary Rights or Related Rights of the Company or any of its Subsidiaries;

               (x) employment, severance or termination contracts with current or former officers or directors, including, without limitation, change-in-control agreements;

               (xi) Contracts with or for the benefit of any director of the Company or any Person other than a publicly traded entity in which any director has an equity interest or which is an employer of a director of the Company;

               (xii) Contracts with any Governmental Entity that have a remaining term in excess of one year or are not cancelable (without cost, penalty or other liability) within 180 days;

               (xiii) Contracts or commitments in which the Company or any of its Subsidiaries has granted exclusive marketing rights relating to any product or service, any group of products or services or any territory;

               (xiv) Contracts pending for the acquisition or sale, directly or indirectly (by merger or otherwise), of assets (whether tangible or intangible), other than sales of inventory and other marketable products in the ordinary course of business, in excess of $1.0 million in market or book value with respect to any contract or the capital stock of another Person, in each case in an amount in excess of $1.0 million; or

               (xv) as of the date hereof, any other Contract the performance of which could be reasonably expected to require annual expenditures in any calendar year by the Company or any of its Subsidiaries in excess of $250,000.

        (b) True and complete copies of the written Material Contracts and descriptions of verbal Material Contracts, if any, together with all amendments, waivers and other changes thereto, have been delivered or made available to Purchaser. As of the date hereof, each of the Material Contracts, other than the Leases identified in Section 5.21(b) of the Company Disclosure Letter as having expired, is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors' rights generally and by general principles of equity. Except as would not reasonably be expected to result in a Company Material Adverse Effect, each of the Material Contracts is a valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, enforceable against the other parties thereto in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium, reorganization, arrangement or similar Laws affecting creditors' rights generally and by general principles of equity.

        (c) Neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in breach, default or violation (each a "Default") (and no event has occurred or not occurred through the Company's inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute a Default) of any term, condition or provision of any Material

Contract to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, except for Defaults that would not reasonably be expected to have a Company Material Adverse Effect.

        (d) Except as disclosed in Section 5.17(d) of the Company Disclosure Letter, since December 31, 2003 (i) no supplier or customer of the Company or any of its Subsidiaries has cancelled or otherwise terminated its relationship with the Company or any of its Subsidiaries, except for such cancellations and terminations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (ii) to the knowledge of the Company, no supplier or customer of the Company or any of its Subsidiaries has provided notice to the Company or any of its Subsidiaries of its intent either to terminate its relationship with the Company or any of its Subsidiaries or to cancel or amend any agreement with the Company or any of its Subsidiaries, except for such terminations and cancellations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (iii) to the knowledge of the Company, none of the suppliers of the Company or any of its Subsidiaries is unable to continue to supply the products or services supplied to the Company or any of its Subsidiaries by such supplier, except for such inabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and (iv) the Company and its Subsidiaries have no direct or indirect ownership interest in any supplier or customer of the Company or any of its Subsidiaries.

        (e) Section 5.17(e) of the Company Disclosure Letter sets forth the maximum amounts, if any, that are still payable or potentially payable to any party other than the Company or any Subsidiary of the Company under any Company Acquisition Agreements pursuant to any post-closing purchase price adjustment (including under any "earn-out" or similar provision).

        5.18 No Undisclosed Liabilities. Except for liabilities reflected in the Company's financial statements (together with the related notes thereto) filed with the Company's annual report on Form 10-K for the year ended June 30, 2003, and quarterly reports on Form 10-Q filed after June 30, 2003, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 2003, the Company and its Subsidiaries do not have any liabilities of any kind (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

        5.19 Litigation. All of the actions, suits, claims, investigations, arbitrations or proceedings pending or, to the knowledge of the Company, threatened, as of the date hereof, against the Company or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity are set forth in Section 5.19 of the Company Disclosure Letter. There is no action, suit, claim, investigation, arbitration or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties before any arbitrator or Governmental Entity that would be reasonably expected to result in a Company Material Adverse Effect, and to the knowledge of the Company, there is no basis for any such action, suit, claim, investigation, arbitration or proceeding. None of the Company, any of its Subsidiaries or, to the Company's knowledge, any officer, director or employee of the Company or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Entity from engaging in or continuing any conduct or practice in connection with the business or assets of the Company or any of its Subsidiaries nor, to the knowledge of the Company, is the Company, any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries under investigation by any Governmental Entity related to the conduct of the Company's or any of its Subsidiaries' business. To the knowledge of the Company, there is not in existence any order, judgment or decree of any court or other tribunal or other agency that is applicable to the Company or any of its Subsidiaries enjoining or requiring the Company or any of its Subsidiaries to take any action of any kind with respect to its business, properties or assets.

        5.20 Insurance. Section 5.20 of the Company Disclosure Letter contains a complete and accurate list of all insurance coverage, including claims made directors' and officers' insurance coverage (the "Insurance Policies"), of the Company and its Subsidiaries as of the date hereof, true and complete copies of which have been made available to Purchaser. With respect to each of such Insurance Policies, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy other than the Merger contemplated by this Agreement; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (iv) no notice of cancellation or termination of, or general disclaimer of liability under, any such policy has been received; and (v) the policy is sufficient for compliance with all Contracts to which the Company or its Subsidiaries are parties or otherwise bound. All claims under the Insurance Policies have been filed in a timely fashion. To the knowledge of the Company, since the Company's formation, there have been no historical gaps in insurance coverage of the Company or its Subsidiaries that presents a risk to coverage under the Insurance Policies.

        5.21   Real Estate.

        (a) Section 5.21(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company as of the date hereof (collectively, the "Owned Real Property"). Except as set forth on
Section 5.21(a) of the Company Disclosure Letter, with respect to each such parcel of Owned Real Property, except for Permitted Encumbrances, (i) such parcel is free and clear of all Encumbrances, except where such Encumbrance would not reasonably be expected to adversely affect the Company's or its Subsidiaries' use of the property; (ii) there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person (other than a Subsidiary) the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding rights of first refusal or options to purchase such parcel.

        (b) Section 5.21(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leases (as defined below). Except as would not have a Company Material Adverse Effect and except as set forth in Section 5.21(b) of the Company Disclosure Letter: (i) all of the leases, licenses, tenancies, subleases and all other occupancy agreements under which the Company or any of its Subsidiaries is a tenant, subtenant, landlord or sublandlord ("Leases") (the leased and subleased space or parcel of real property thereunder being, collectively, the "Leased Real Property") are in full force and effect and (ii) neither the Company nor any of its Subsidiaries is in Default under the Leases, and to the knowledge of the Company no event has occurred which, with notice or lapse of time, would constitute a Default by the Company or any of its Subsidiaries under the Leases. Neither the Company nor any Subsidiary has assigned, mortgaged, deeded in trust or otherwise transferred or encumbered the Leases except as set forth in Section 5.21(b) of the Company Disclosure Letter.

        5.22 Affiliate Transactions. Except as set forth in Section 5.22 of the Company Disclosure Letter, and except for employment agreements with officers of the Company set forth in Section 5.17 of the Company Disclosure Letter, there are no Contracts with any (a) present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (b) record or beneficial owner of more than 5% of the Common Stock, or (c) any Person known by the Company's executive officers to be an affiliate of any such officer, director or beneficial owner.

        5.23 Fairness Opinion. The Board has received the opinion of Morgan Stanley & Co. Incorporated (the "Financial Advisor"), dated the date of this Agreement, and subject to the qualifications stated therein, to the effect that, as of such date, the Merger Consideration to be received by the holders of shares of Common Stock is fair, from a financial point of view, to such holders.

        5.24 Stockholder Rights Plan. The Company has amended the Rights Agreement to provide that (i) the Rights Agreement and the Rights will not be applicable to the Merger, (ii) the execution of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby shall not result in a "Distribution Date" under the Rights Agreement, and shall not result in Purchaser or Merger Sub or any of their respective affiliates being an "Acquiring Person" under the Rights Agreement, result in the occurrence of an event described in Section 13 of the Rights Agreement or otherwise result in the ability of any Person to exercise any rights under the Rights Agreement or enable or require the Rights to separate from the shares of Common Stock to which they are attached and (iii) the Rights Agreement will expire immediately prior to the Effective Time.

        5.25 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is the only vote of the holders of any class or series of the Company's capital stock necessary (under applicable Law or otherwise) to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

                                   ARTICLE VI

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

        Except as set forth in the corresponding sections of the disclosure letter, dated the date hereof, delivered by Purchaser and Merger Sub to the Company prior to the execution of this Agreement (the "Purchaser Disclosure Letter") with specific reference to the particular Section or subsection of this Agreement to which the limitation set forth in such Purchaser Disclosure Letter relates, Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

        6.1 Existence; Good Standing; Corporate Authority. Each of Purchaser and Merger Sub (a) is a corporation duly incorporated and validly existing and in good standing under the laws of its jurisdiction of incorporation; (b) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of each other state of the United States or the laws of any foreign jurisdiction, if applicable, in which the transaction of its business makes such qualification necessary; and (c) has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except with respect to (b) and (c) where the failure to be so qualified, to be in good standing or to have such power and authority would not, individually or in the aggregate, prevent or delay the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement (any such change, effect, event, occurrence, state of facts or development, a "Purchaser Material Adverse Effect").

        6.2 Authorization, Validity and Effect of Agreements. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the respective boards of directors of Purchaser and Merger Sub, and immediately following the execution and delivery of this Agreement, Purchaser shall cause this Agreement to be adopted by the stockholders of Merger Sub, and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes the valid and binding obligation of each of Purchaser and Merger Sub, enforceable in accordance with its terms.

        6.3 No Violation. Neither the execution and delivery by Purchaser and Merger Sub of this Agreement nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby does or will (a) violate, conflict with or result in any breach of any provision of the respective certificates of incorporation or bylaws of Purchaser or Merger Sub; (b) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination, cancellation or amendment or in a right of termination, cancellation or amendment of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to any material contract or lease of Purchaser or Merger Sub, or result in the creation or imposition of any Encumbrance upon any of the properties of Purchaser or Merger Sub; (c) result in there being declared void, voidable or without further binding effect, any contract to which Purchaser or Merger Sub is a party, or by which Purchaser or Merger Sub or any of their respective properties is bound, except for any such breach, default or right with respect to which requisite waivers or consents have been, or prior to the Effective Time will be, obtained or any of the foregoing matters that would not have a Purchaser Material Adverse Effect; (d) other than the Regulatory Filings, require any Consent of any Governmental Entity, the lack of which would reasonably be expected to have a Purchaser Material Adverse Effect; or (e) violate any Laws applicable to Purchaser or the Merger Sub or any of their respective assets or properties, except for violations that would not have a Purchaser Material Adverse Effect. Neither the execution and delivery of this Agreement by Purchaser or Merger Sub, nor the consummation by Purchaser or Merger Sub of the transactions contemplated hereby will require any consent of any other Person except as set forth in the Purchaser Disclosure Letter.

        6.4 Financing. Purchaser has delivered to the Company true, correct and complete copies of (i) signed counterpart(s) of the commitment letter of Credit Suisse First Boston ("CSFB"), dated as of the date hereof, pursuant to which such Person has agreed, subject to the terms and conditions set forth therein, to provide up to an aggregate of $404 million of debt financing in connection with the transactions contemplated hereby including up to $40 million of revolving credit (the "Bank Commitment Letter") and (ii) the signed commitment letter of each of DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Offshore Partners III, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. (collectively, "DLJ") pursuant to which DLJ has agreed, subject to the terms and conditions set forth therein, to make or cause to be made an equity investment in Purchaser of an amount (the "Equity Commitment") equal to approximately $89.8 million (collectively, the "Financing Letters"). The Financing Letters are in full force and effect as of the date hereof. The funds in the amounts set forth in the Financing Letters will be, when and if drawn, sufficient to enable Purchaser and Merger Sub to pay the full Merger Consideration, to make all other necessary payments by it in connection with the Merger (including the repayment of certain outstanding indebtedness of the Surviving Corporation) and to pay all of the related fees and expenses, in each case as contemplated by the Financing Letters. The financing referred to in the Financing Letters is herein referred to as the "Financing." Purchaser does not know of any facts that would reasonably be expected to, individually or in the aggregate, materially impair or delay or prevent the consummation of the Financing. As of the date hereof, the Persons providing the Financing have not advised Purchaser or Merger Sub of any reason why the Financing will not be consummated in accordance with the terms of the Financing Letters.

        6.5 Purchaser-Owned Shares of Common Stock. As of the date of this Agreement, Purchaser, Merger Sub and their respective affiliates beneficially own no shares of Common Stock (other than pursuant to or as a result of the Voting Agreement).

        6.6 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        6.7 Brokers. Neither Purchaser nor Merger Sub has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of the Company or any of its Affiliates to pay or become liable for any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE VII

                                    COVENANTS

        7.1    Interim Operations.

        (a) Except as contemplated by this Agreement or as set forth in Section 7.1(a) of the Company Disclosure Letter, from and after the date of this Agreement to the Effective Time, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to:

               (i) conduct their respective businesses and operations only in its usual, regular and ordinary course of business consistent with past practice;

               (ii) use reasonable efforts to (A) preserve intact their business organizations and goodwill, (B) maintain in effect all existing material qualifications, licenses, permits, approvals and other authorizations referred to in Section 5.1 and Section 5.12, (C) keep available the services of the officers and key employees of the Company and each Subsidiary, and (D) preserve existing relationships with material customers and suppliers and those Persons having business relationships with them;

               (iii) promptly upon the discovery thereof notify Purchaser of the existence of any breach of any representation or warranty contained herein (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect or materiality, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Company Material Adverse Effect or materiality, to no longer be true and correct in any material respect);

               (iv) promptly deliver to Purchaser copies of any report, statement or schedule filed with or furnished to the SEC subsequent to the date of this Agreement; and

               (v) prepare and file all documents with, and make all payments to, the United States Patent and Trademark Office and/or any other Governmental Entity as necessary or appropriate to maintain each Proprietary Right listed in the Company Disclosure Letter in full force and effect, and to correct any and all material deficiencies in previous payments of patent application prosecution and maintenance fees in connection with such Proprietary Rights, including payments of prosecution and maintenance fees to which the "small entity discount" was taken in violation of applicable law.

        (b) Without limiting the generality of the foregoing, from and after the date of this Agreement to the Effective Time, except as set forth in Section 7.1(b) of the Company Disclosure Letter or unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to:

               (i) propose to its stockholders an amendment to or amend its certificate of incorporation or bylaws or comparable governing instruments, except for any amendment required in connection with the performance by the Company or its Subsidiaries of their respective obligations under this Agreement;

               (ii) grant, issue, sell, pledge, encumber, transfer, deliver or register for issuance or sale any shares of capital stock or other ownership interest in the Company (other than issuances of Common Stock (and accompanying Rights) pursuant to the exercise of Options or Warrants outstanding on the date hereof or pursuant to the Rights Agreement) or any of its Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interests;

               (iii) effect any stock split, combination, reclassification or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof;

               (iv) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any shares of its capital stock or capital stock of any of its Subsidiaries, other than by repurchasing restricted stock or upon the cashless exercise of options, in each case in the ordinary course of business;

               (v) sell, lease, license, encumber or otherwise dispose of any of its assets (including Intellectual Property of the Company or its Subsidiaries or capital stock of any of its Subsidiaries), except for sales of inventory and obsolete equipment and other obsolete assets in the ordinary course of business (excluding capital stock of its Subsidiaries) consistent with past practices;

               (vi) (a) merge or consolidate with, or acquire any interest in, any corporation, partnership, limited liability company, association or other business organization or division thereof except for the creation of a wholly owned Subsidiary of the Company in the ordinary course of business, (b) acquire or agree to acquire any material assets, except for acquisitions of inventory, equipment and raw materials in the ordinary course of business and consistent with past practice or (c) make any loan or advance to, or otherwise make any investment in, any Persons other than loans or advances to, or investments in, Subsidiaries of the Company existing on the date of this Agreement consistent with past practices;

               (vii) incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or rights to acquire any debt Securities of the Company or any of its Subsidiaries or assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (except wholly owned Subsidiaries of the Company or in the ordinary course of business up to $250,000), in any such case in excess of $250,000, except for the incurrence of indebtedness for working capital purposes in the ordinary course of business under the Company's or its Subsidiaries' existing credit facilities and capital expenditures made in accordance with the Company's or its Subsidiaries' previously adopted capital budgets, copies of which have been provided to Purchaser;

               (viii) make or forgive any loans, advances or capital contributions to, or investments in, any other Person;

               (ix) (A) enter into any new employment, severance, termination, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers or directors or alter or amend in any way, except as may be required by Law or pursuant to any Contract or commitment in existence as of the date hereof, any compensation or benefits due to employees other than increases or new incentive awards in the ordinary course of business consistent with past practices; (B) except as required by Law or any existing Company Employee Plan or Material Contract or in the ordinary course of business consistent with past practice, increase the amount of compensation of or grant new incentive awards to any director or officer of the Company or any of its Subsidiaries; (C) except as required by Law, a Material Contract existing on the date hereof or pursuant to a Company severance policy or Company Employee Plan existing on the date hereof, grant any severance or termination pay to any director or officer of the Company or any of its Subsidiaries; (D) except as required by Law, adopt any additional employee benefit plan; (E) except as required by any existing Company Employee Plan or agreement thereunder or Material Contract, provide for the payment of any amounts as a result of the consummation of the transactions contemplated by this Agreement; or (F) pay any bonuses except to the extent earned under existing awards or new incentive awards listed in Section 5.10(l) of the Company Disclosure Letter;

               (x) except as required by applicable law, adopt or amend in any material respect or terminate any employee benefit plan or arrangement;

               (xi) make any material changes in the type or amount of their insurance coverage or permit any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or a loss payee to be canceled or terminated other than in the ordinary course of business;

               (xii) except as required by changes in applicable Law or GAAP, in each case, as concurred by its independent public accountants, change any accounting methods, principles or practices used by the Company or its Subsidiaries or change the Company's fiscal year;

               (xiii) (A) settle, pay or discharge, or admit liability or consent to non-monetary relief in respect of any litigation, investigation, arbitration, proceeding or other claim, liability or obligation arising from the conduct of business in the ordinary course or otherwise for an amount in excess of $250,000 unless compelled by final, non-appealable court order or other binding order of a Governmental Entity; or

                      (B) settle, pay or discharge any claim against the Company with respect to or arising out of the transactions contemplated by this Agreement;

               (xiv) (A) except as required by Law, make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is materially inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods unless such position or election is pursuant to applicable Law or the Code, (B) enter into any settlement or compromise of any material Tax liability,
        (C) except as required by law, file any amended Company Return that would result in a material change in Tax liability, taxable income or loss, (D) change any annual Tax accounting period, (E) enter into any closing agreement relating to any material Tax liability, or (F) give or request any waiver of a statute of limitation with respect to any Company Return;

               (xv) enter into any new line of business;

               (xvi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization or restructuring the corporate structure of any of its Subsidiaries (other than the Merger);

               (xvii) enter into any contract or agreement other than in the ordinary course of business consistent with past practices that would be material to the Company and its Subsidiaries, taken as a whole;

               (xviii)except as required by applicable Law or GAAP, revalue in any material respect any of its assets, including writing down the value of inventory in any material manner, or writing-off notes or accounts receivable in any material manner;

               (xix) permit to lapse any registrations or applications for material Intellectual Property owned, licensed, or used by the Company or any of its Subsidiaries;

               (xx) declare or set aside or pay for any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of capital stock of the Company;

               (xxi) amend, alter or modify the terms of any currently outstanding rights, warrants or options to acquire or purchase any capital stock of, or ownership interest in, the Company, or any securities convertible into or exchangeable for such capital stock or ownership interest;

               (xxii) except in the ordinary course of business or as required by Law, amend, modify or terminate any Material Contract, agreement or arrangement of the Company or any Subsidiary, or otherwise waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary thereunder;

               (xxiii)enter into any license with respect to Intellectual Property unless such license is non-exclusive and entered into in the ordinary course of business consistent with past practice;

               (xxiv) make any capital expenditures or series of capital expenditures which are not reflected in the business plans of the Company previously provided to the Purchaser in excess of $250,000;

               (xxv) (a) redeem the Rights, or amend or modify or terminate the Rights Agreement, (b) permit the Rights to become non-redeemable at the redemption price currently in effect, except by reason of clause (c) below, or (c) take any action which would allow any Person other than Purchaser or Merger Sub or any of their affiliates to become the Beneficial Owner (as defined in the Rights Agreement) of 15% or more of the Common Stock without causing a Distribution Date (as defined in the Rights Agreement) or a Stock Acquisition Date (as defined in the Rights Agreement) to occur or otherwise take any action which would render the Rights Agreement inapplicable to any transaction contemplated by such Person;

               (xxvi) unless such terms as waived, modified or consented to are no more favorable to the other party than those set forth in the Confidentiality Agreement (as defined below), waive any benefits of, or agree to modify in any respect, or fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party or waive any material benefits of, or agree to modify in any material respect, or fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar agreement to which the Company or any of its Subsidiaries is a party;

               (xxvii)knowingly or intentionally take any action that is reasonably likely to result in any of the representations or warranties of the Company hereunder being untrue in any material respect; or

               (xxviii) agree in writing or otherwise to take any of the foregoing actions.

        7.2    Stockholder Meeting; Proxy Statement.

        (a) The Company, Purchaser and Merger Sub shall use their respective reasonable best efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act, the Securities Act and any other federal securities laws, and under any applicable state securities or blue sky Laws in connection with the Merger and the other transactions contemplated hereby.

        (b) The Company shall duly call and hold a meeting of its holders of Common Stock (the "Stockholder Meeting") as promptly as practicable for the purpose of obtaining the Stockholder Approval, and the Company shall use reasonable best efforts to hold the Stockholder Meeting as soon as practicable after the date on which the Proxy Statement is cleared by the SEC.

        (c) In connection with the Merger and the Stockholder Meeting, the Company shall prepare and file with the SEC, as promptly as practicable but in any event no later than ten business days after the date hereof, a proxy statement relating to the Stockholder Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the "Proxy Statement") relating to the Merger and the other transactions contemplated by this Agreement and shall use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable; provided, however, that prior to the filing of the Proxy Statement (or any amendments or supplements thereto), the Company shall consult with Purchaser and Merger Sub with respect to such filings and all replies to comments of the SEC and shall afford Purchaser and Merger Sub reasonable opportunity to comment thereon. Purchaser and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and which is reasonably requested by the Company. The Company shall promptly notify Purchaser and Merger Sub of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Purchaser and Merger Sub with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement the Company will prepare and mail such amendment or supplement; provided, however, that prior to such mailing, the Company shall consult with Purchaser and Merger Sub with respect to such amendment or supplement and shall afford Purchaser and Merger Sub reasonable opportunity to comment thereon. The Company will notify Purchaser and Merger Sub at least 48 hours prior to the mailing of the Proxy Statement, or 24 hours prior to the mailing of any amendment or supplement thereto, to the Company's stockholders. Subject to the provisions of Section 7.10, the Company Recommendation, together with a copy of the opinion referred to in Section 5.23, shall be included in the Proxy Statement.

        (d) The Company represents and warrants that the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders and as of the time of the Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Purchaser or Merger Sub for inclusion or incorporation by reference therein.

        (e) Purchaser and Merger Sub represent and warrant that the information supplied or to be supplied by Purchaser and Merger Sub in writing for inclusion or incorporation by reference in the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company's stockholders, and as of the time of the Stockholder Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Purchaser and Merger Sub make no representation or warranty with respect to any statements made or incorporated by reference in the Proxy Statement based on information supplied by Company for inclusion or incorporation by reference therein.

        7.3    Efforts and Assistance; HSR Act.

        (a) Subject to the terms and conditions hereof, each party will use its reasonable best efforts to take, or cause to be taken, all actions, to file, or caused to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including, without limitation, obtaining all necessary consents, waivers, approvals, authorizations, Permits or orders from all Governmental Entities or any other Third Party. Subject to Section 7.10 of this Agreement, each party shall refrain from taking, directly or indirectly, any action which would impair such party's ability to consummate the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall use its reasonable best efforts to (i) take all action necessary or desirable so that no anti-takeover laws and regulations or similar laws or regulations are or become applicable to the Merger or any of the other transactions contemplated by this Agreement and (ii) if any anti-takeover law or regulation becomes applicable to any of the foregoing, take all action necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated in this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and such other transactions.

        (b) The Company, Purchaser and Merger Sub shall cooperate with one another in determining whether any action by or in respect of, or filing, including, without limitation, any Regulatory Filing, with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms and conditions hereof, the Company will, and will cause its Subsidiaries, to take all reasonable actions necessary to obtain any consent, approval, waiver, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private Third Party required to be obtained or made by the Company or any of its Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement.

        (c) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by Purchaser or Merger Sub in connection with the arrangement of, and the negotiation of agreements with respect to, the Financing (and any substitutions or replacements thereof), including by making available to Purchaser or Merger Sub and such Financing sources and their Representatives, personnel (including for participation at organizational meetings, drafting sessions for offering memoranda and in road shows), documents and information of the Company and its Subsidiaries as may reasonably be requested by Purchaser or Merger Sub or such Financing sources and, if applicable, by cooperating with Financing sources in achieving a timely offering and/or syndication of Financing (or such substitutions or replacements) reasonably satisfactory to Purchaser or Merger Sub and such Financing sources.

        (d) The Company, Purchaser and Merger Sub shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions contemplated by this Agreement. The Company, Purchaser and Merger Sub shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

        (e) If required, each of the Company, Purchaser and Merger Sub shall take all reasonable action necessary to file as soon as practicable notifications under the HSR Act and any other applicable Law governing antitrust or competition matters, including, without limitation, Foreign Antitrust Laws and respond as promptly as practicable to any inquiries from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any state attorney general or other Governmental Entity in connection with antitrust matters related to the Merger or the other transactions contemplated by this Agreement.

        7.4 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter, so long as this Agreement is in effect, the Company and Purchaser shall consult with each other before issuing any press release or otherwise making public statements with respect to this Agreement and the transactions contemplated hereby, and shall not issue any such press release or make any similar public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, except as the disclosing party may determine to be required by applicable Law or any listing agreement with any national securities exchange or the Nasdaq Stock Market.

        7.5 Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Purchaser, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Purchaser, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        7.6    Insurance; Indemnity.

        (a) All rights to indemnification and exculpation from liability for acts and omissions occurring at or prior to the Effective Time and rights to advancements of expenses relating thereto now existing in favor of the current or former directors, officers, employees and agents of the Company and its Subsidiaries (the "Indemnitees") as provided in their respective charters and/or bylaws (or similar organizational documents) or any indemnification agreement listed in Section 7.6(a) of the Company Disclosure Letter shall survive the Merger and shall not, for a period of six years after the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such Indemnitees, unless an alteration or modification of such documents is required by applicable Law or the Indemnitee affected thereby otherwise consents in writing thereto.

        (b) The Surviving Corporation shall either: (i) cause to be obtained and have in effect at the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with respect to officers' and directors' or fiduciary duty liability insurance for acts or omissions occurring prior to the Effective Time ("D&O Insurance") covering the persons described in
Section 7.6(a) (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's Current D&O Insurance on terms (particularly as to coverage and amount) no less advantageous in the aggregate to such indemnified parties than such Current D&O Insurance; or (ii) provide and maintain, for a period of six years from and after the Effective Time, D&O Insurance covering the persons described in Section 7.6(b)(i) on terms (particularly as to coverage and amount) no less advantageous in the aggregate to such indemnified parties than such Current D&O Insurance; provided, that the Surviving Corporation will not be required to pay an annual premium for any D&O Insurance obtained pursuant to this Section 7.6(b)(ii) in excess of 150% of the annual premium being paid as of the date hereof, which the Company represents and warrants to be $1,042,420 (the "Current Premium"); and if the provision and maintenance of D&O Insurance in accordance with this Section 7.6(b)(ii) exceeds 150% of the Current Premium, the Surviving Corporation shall provide the greatest amount of substantially equivalent D&O Insurance obtainable for 150% of the Current Premium.

        (c) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, proper provisions shall be made so that such Person assumes the obligations set forth in this Section 7.6.

        (d) This Section 7.6, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any Person referenced in this Section 7.6 or indemnified hereunder, each of whom may enforce the provisions of this Section 7.6 (whether or not parties to this Agreement). The rights of this Section 7.6 shall be in addition to any rights such Persons may have under the Company's certificate of incorporation or bylaws as currently in effect or the articles or certificate of incorporation or bylaws or other organizational documents of any Subsidiary, or under Delaware Law or any other applicable Laws or under an agreement of any Indemnitee with the Company or an Subsidiary that is listed in Section 5.5(a) of the Company Disclosure Letter.

        7.7 Financial Statements. During the period prior to the Closing Date, the Company shall provide the Purchaser as promptly as practicable (i) (and in any event within twenty (20) days following the end of such month) with a copy of an unaudited consolidated balance sheet of the Company and its Subsidiaries for each of the months ended prior to the Closing Date (commencing with the month ended March 31, 2004), and the related consolidated statements of earnings, stockholders' equity and cash flows for the month then ended, and (ii) (and in any event within thirty (30) days following the end of such month) with a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004 and, if the Closing shall not have earlier occurred, June 30, 2004, in each case for the three month period then ended, together with the related consolidated statements of earnings, stockholders' equity and cash flows for such three month period.

        7.8 Consequences if Rights Triggered. If any Distribution Date (as defined in the Rights Agreement) or Stock Acquisition Date (as defined in the Rights Agreement) occurs under the Rights Agreement at any time during the period from the date of this Agreement to the Effective Time other than as a result of the actions of Purchaser, Merger Sub or their respective affiliates, the Company, Purchaser and Merger Sub shall make such adjustments to the per share Merger Consideration (without any increase in the aggregate Merger Consideration) as the Company, Purchaser and Merger Sub shall mutually agree so as to preserve the economic benefits that the parties each reasonably expected on the date of this Agreement to receive as a result of the consummation of the Merger.

        7.9 Access to Information; Notification. (a) The Company shall, and shall cause each of its Subsidiaries to, afford to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other Representatives of Purchaser, reasonable access during normal business hours during the period prior to the Effective Time to all their respective offices, properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause its respective Subsidiaries to, furnish promptly to Purchaser (i) a copy of each report, schedule, registration statement and other document filed or furnished by it during such period pursuant to the requirements of federal or state securities laws, or received by it from the SEC or state securities commissions (ii) any financial and operating data or information and (iii) all other information concerning its business, properties and personnel as such other party may reasonably request. The Company shall instruct its officers, employees, accountants, counsel, financial advisors and other Representatives to cooperate with reasonable requests of Purchaser in its investigation. Except as required by applicable Laws, each of the parties hereto will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other Representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement previously entered into by Purchaser and the Company (the "Confidentiality Agreement").

        (b) Purchaser shall give prompt notice to the Company of any facts or events of which Purchaser becomes aware or any notice received by Purchaser which in any such case would reasonably be expected to cause the Financing to be unavailable by the End Date (as hereinafter defined). The Company shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, (ii) any failure of the Company or Purchaser, as the case may be, to materially comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to materially comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any written notice or other communication from any Third Party alleging that the consent of such Third Party is or may be required in connection with the transactions contemplated by this Agreement,
(iv) any actions, suits, claims, investigations or proceedings commenced or, to the best of such party's knowledge, threatened against, or affecting such party which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated hereby, and (v) the occurrence of any event, development or circumstance which has had or would be reasonably expected to result in a Company Material Adverse Effect or Purchaser Material Adverse Effect, as applicable; provided, however, that the delivery of any notice pursuant to this Section 7.9(b) shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice.

        7.10   Acquisition Proposals; Board Recommendation.

        (a) The Company shall immediately terminate, and shall instruct its and its Subsidiaries' officers, directors, employees, attorneys, accountants, advisors, representatives and agents ("Representatives") to immediately terminate, all existing discussions or negotiations, if any, with any Person conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly demand that each Person which has heretofore executed a confidentiality agreement with or for the benefit of the Company or any of its Subsidiaries or any of its or their Representatives with respect to such Person's consideration of a possible Acquisition Proposal promptly return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information heretofore furnished by the Company or any of its Subsidiaries or any of its or their Representatives to such Person or any of its or their Representatives in accordance with the terms of any confidentiality agreement with such Person. The term "Acquisition Proposal" means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Purchaser or its affiliates) for, or any indication of interest in: (i) a transaction or series of transactions pursuant to which any Person or group of Persons acquires or would acquire beneficial ownership of more than 5% of the outstanding voting power of the Company or any of its Subsidiaries, whether from the Company or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; (iii) any transaction or series of transactions which would result in any Person (or group of Persons) other than Purchaser, Merger Sub or any of their affiliates (any such Person, a "Third Party") acquiring 5% or more of the fair market value of the assets (including the capital stock of any Subsidiary of the Company) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary of the Company or otherwise); or (iv) any combination of the foregoing.

        (b) From the date of this Agreement until the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries and its and their Representatives not to, (i) solicit, initiate or encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person's affiliates, (iii) except as provided in this Section 7.10 and subject to compliance herewith, enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or such a proposal, inquiry or request or any of such Person's affiliates or any Subsidiary of the Company or any of its or their Representatives, or (iv) grant any waiver or release under, or fail to enforce to the maximum extent possible, any standstill or similar agreement by any Person who has made an Acquisition Proposal or such a proposal, inquiry or request; provided, however, that prior to obtaining Stockholder Approval, the Company and its Representatives may take any actions described in clause (ii) of this subsection (b) in respect of a Person that has made an Acquisition Proposal if, but only if, (A) such Person has submitted a written Acquisition Proposal,
(B) the Company has not violated its obligations under this Section 7.10 and at such time the Company has complied with its obligations under this Section 7.10, and the Company is proceeding in good faith with respect to its obligations under Section 7.2, to the extent applicable, (C) such Person has entered into a confidentiality agreement and a standstill agreement with the Company on terms that are no less favorable to the Company than the Confidentiality Agreement and the provisions of Section 2 of the Exclusivity Agreement dated as of March 8, 2004, as amended from time to time thereafter, between the Company and Purchaser, (D) the Board has determined in good faith, after receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or is reasonably likely to constitute a Superior Proposal, (E) a majority of the Board has determined in good faith, after receipt of advice from outside counsel, that the failure to take such action would result in a failure of the Board to comply with its fiduciary duties imposed by Delaware law, and (F) prior to disclosing or providing any such nonpublic information the Company shall disclose all such information to Purchaser. For purposes of this Agreement, a "Superior Proposal" means any written Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 100% for purposes of this definition and provided that no Acquisition Proposal shall constitute a Superior Proposal if immediately following the consummation of such Acquisition Proposal, the stockholders of the Company would own a majority of the voting power of the survivor or acquiring entity) that a majority of the members of the Board determine in good faith, after consultation with its outside legal counsel and financial advisors (w) provides to the Company's stockholders consideration with a value per share of Common Stock that exceeds the value per share of Common Stock of the consideration provided for in this Agreement (after taking into account any revisions made or proposed by Purchaser or Merger Sub), (x) would result in a transaction, if consummated, that would be more favorable to the Company's stockholders (taking into account all facts and circumstances, including all legal, financial, regulatory and other aspects of the proposal and the identity of the offeror) than the transactions contemplated hereby, (y) is reasonably likely to be consummated in a timely manner (taking into account all legal, financial, regulatory and other relevant considerations), and (z) is made by a Person or group of Persons who have provided the Company with reasonable evidence that such Person or group has or will have sufficient funds or committed financing to complete such Acquisition Proposal.

        (c) The Company shall promptly (and in any event, within 24 hours) advise Purchaser, telephonically and in writing, of the Company's receipt of any Acquisition Proposal or any proposal, inquiry or request that could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly (and in any event, within 24 hours) provide Purchaser, in writing and in reasonable detail, with the terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making the same, and copies of any written materials received from such Person. The Company shall update Purchaser and Merger Sub in respect of material changes in the status or content of any discussions or negotiations regarding any Acquisition Proposal, and shall promptly (and in any event, within 24 hours) inform Purchaser of any change in any of the price, form of consideration or other meaningful terms of any Acquisition Proposal. Promptly (and in any event, within 24 hours) upon determination by the Board that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Purchaser a written notice advising it that the Board has so determined, specifying in reasonable detail the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal, and providing Purchaser and Merger Sub with copies of all written materials received from such Person and not previously provided.

        (d) The Board has adopted a resolution recommending the adoption of this Agreement by the Company's stockholders (the "Company Recommendation") and, except as provided in the next sentence, the Board shall not withdraw or modify such Company Recommendation. The Board shall be permitted to (i) withdraw or modify in a manner adverse to Purchaser and Merger Sub (or not to continue to make) its recommendation to its stockholders or (ii) cause the Company to enter into an agreement relating to a Superior Proposal if, but only if, (A) a majority of the Board has determined in good faith, after receipt of advice from outside counsel, that the failure to take such action would result in a failure of the Board to comply with its fiduciary duties imposed by Delaware law, (B) the Company has given Purchaser and Merger Sub five business days' prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement, (C) during such five business day period, if requested by Purchaser, the Company has negotiated in good faith with the Purchaser with respect to any proposed changes to this Agreement made by the Purchaser and (D) the Company has complied with its obligations under this Section 7.10. Nothing in this Section 7.10 shall prohibit the Company or the Board from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent the Company determines to be required under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, that unless and until this Agreement is terminated in accordance with
Section 9.1 hereof, nothing in this sentence shall affect the obligations of the Company or the rights of Purchaser or Merger Sub under any other provision of this Agreement, and the Company shall hold the Stockholder Meeting even if the Board has changed its Company Recommendation.

        7.11 Transfer Taxes. Purchaser and the Company shall cooperate in the preparation, execution and filing of all returns, applications, questionnaires or other documents, regarding any real property transfer, stamp, recording, documentary, gains, sales, use, value added, stock transfer or other taxes and any other fees and similar taxes which become payable in connection with the Merger (collectively, "Transfer Taxes"). From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Common Stock, all Transfer Taxes.

        7.12 Financing Obligation. Purchaser and Merger Sub will use their reasonable best efforts to cause the Financing, subject to the terms and conditions set forth in the Financing Letters, to be available at the Effective Time. Purchaser shall not, and shall not permit Merger Sub to, without the prior written consent of the Company, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to materially impair or delay or prevent the Financing. Purchaser shall not amend or alter, or agree to amend or alter the Financing Letters in any manner that would reasonably be expected to materially impair or delay or prevent the Financing without the prior written consent of the Company.

        7.13 Stock Options; Warrants; Employee Stock Purchase Plan. At or immediately prior to the Effective Time, (a) all options to purchase shares of Common Stock under any plan, program or arrangement of the Company (collectively, the "Stock Option Plans"), whether or not then exercisable (individually, an "Option" and collectively, the "Options"), shall automatically be cancelled and, with respect to those Options that are exercisable on the date of such cancellation, the holder of a then vested Option shall be entitled to receive for each share of Common Stock subject to such Option an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option (such amount being herein referred to as the "Option Consideration"), (b) all outstanding warrants to purchase shares of Common Stock shall be cancelled and all then vested warrants shall be entitled to receive for each share of Common Stock subject to such warrant an amount in cash equal to the excess, if any, of the Merger Consideration over the per share exercise price of such warrant, and (c) as of May 1, 2004, the Company shall ensure that all payroll deductions under the Company's Employee Stock Purchase Plan shall cease and that all payroll deductions under such plan which related to any offering periods which have not terminated on or prior to the Effective Time shall be returned to the employees who made such deductions, without interest or other benefit. All amounts payable pursuant to this Section 7.13 shall be subject to any required withholding of taxes required by applicable Law and shall be paid without interest.

                                  ARTICLE VIII

                                   CONDITIONS

        8.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations the Company, Purchaser and Merger Sub to consummate the Merger are subject to the of the following conditions:

        (a)    the Stockholder Approval shall have been obtained;

        (b) any applicable waiting period or required approval under the HSR Act, or any other similar applicable Laws required prior to the completion of the Merger shall have expired or been earlier terminated or received; and

        (c) no Governmental Entity of competent authority or jurisdiction shall have issued any Laws or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger; provided, however, that the parties hereto shall use their respective reasonable best efforts to have any such Law or other legal restraint vacated.

        8.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) (i) Purchaser and Merger Sub shall have performed in all material respects all of their obligations hereunder required to be performed by them at or prior to the Effective Time, (ii) the representations and warranties of Purchaser and Merger Sub contained in this Agreement that are qualified as to materiality or Purchaser Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except that representations made as of a specific date shall be required to be true and correct as of such date only), and (iii) the Company shall have received a certificate signed by the Chief Executive Officer or President of each of Purchaser and Merger Sub to the foregoing effect; and

        (b) Purchaser shall have obtained all consents or approvals identified on Section 8.2(b) of the Purchaser Disclosure Letter; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to willful breach by the Company of any of its material covenants in this Agreement.

        8.3 Conditions to Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

        (a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained herein that are qualified as to Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not be reasonably expected to result in a Company Material Adverse Effect, in each case on the date hereof and at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except that representations made as of a specific date shall be required to be true and correct as of such date only), and (iii) Purchaser shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect;

        (b) there shall not be pending (i) any action or proceeding by any Governmental Entity or (ii) any action or proceeding by any other Person, in any case referred to in clauses (i) and (ii), before any court or Governmental Entity that has a reasonable probability of success seeking to (x) restrain or prohibit the consummation of the Merger or seeking to obtain material damages,
(y) restrain or prohibit Purchaser's (including its affiliates) ownership or operation of all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or Subsidiaries or affiliates, or to compel Purchaser or any of its affiliates (including the Surviving Corporation after the Effective Time) to dispose of or hold separate all or any material portion of the business or assets of the Company (including the Surviving Corporation after the Effective Time) or its Subsidiaries, or (z) impose or confirm material limitations on the ability of Purchaser or any of its affiliates (including the Surviving Corporation after the Effective Time) to effectively control the business or operations of the Company (including the Surviving Corporation after the Effective Time) or any of its Subsidiaries or effectively to exercise full rights of ownership of the Common Stock, including, without limitation, the right to vote any Common Stock acquired or owned by Purchaser or any of its affiliates on all matters properly presented to the holders of Common Stock, and no Governmental Entity or arbitrator shall have issued any judgment, order, decree or injunction, and there shall not be any Law, that, in Purchaser's reasonable judgment, is likely, directly or indirectly, to result in any of the consequences referred to in the preceding clauses (x) through (z);

        (c) the Company shall have obtained all consents (including the Consents) or approvals identified on Section 8.3(c) of the Company Disclosure Letter; provided, however, that this condition shall be deemed satisfied if the failure of this condition is due to willful breach by Purchaser or Merger Sub of any of its material covenants in this Agreement;

        (d) the aggregate number of shares of Common Stock at the Effective Time, the holders of which have demanded appraisal of their shares from the Company in accordance with the provisions of Section 262 of the DGCL, shall not equal 10% or more of the Common Stock outstanding as of the record date for the Stockholder Meeting;

        (e) since the date of this Agreement, there shall not have occurred any change, event, occurrence, development or circumstance which, individually or in the aggregate, constitutes or would reasonably be expected to result in, a Company Material Adverse Effect; and

        (f) Purchaser and Merger Sub shall have obtained the proceeds of the Financing substantially on the terms contemplated by the Financing Letters.

                                   ARTICLE IX

                         TERMINATION; AMENDMENT; WAIVER

        9.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by written notice, whether before or after the Stockholder Approval shall have been obtained:

        (a) by mutual written agreement of Purchaser and the Company, in each case duly authorized by their respective boards of directors;

        (b) by either Purchaser or the Company, if:

               (i) the Merger shall not have been consummated by (A) August 31, 2004 (the "End Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i)(A) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Merger to occur on or before the End Date; or (B) October 31, 2004.

               (ii) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any ruling, judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the Company or Merger Sub from consummating the Merger is entered and the ruling, judgment, injunction, order or decree shall have become final and nonappealable and, prior to that termination, the parties shall have used reasonable efforts to resist, resolve or lift, as applicable, any Law, ruling, judgment, injunction, order or decree; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such ruling, judgment, injunction, order or decree or the failure of such ruling, judgment, injunction, order or decree to be resisted, resolved or lifted, as applicable;

               (iii) at the Stockholder Meeting or any adjournment thereof at which this Agreement has been voted upon, the Stockholder Approval shall not have been obtained; or

               (iv) either the Bank Commitment Letter or the Equity Commitment is terminated by CSFB or DLJ, respectively, or terminates by its terms and such termination results in the Financing being unavailable;

        (c) by the Company, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Purchaser or Merger Sub set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.2(a) not to be satisfied, and such condition shall either be incapable of being satisfied by the End Date or is not cured within ten business days after notice from the party wishing to terminate; provided, however, that the Company shall not also then be in material breach of this Agreement;

        (d) by Purchaser, if a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Section 8.3(a) not to be satisfied, and such condition is either incapable of being satisfied by the End Date or is not cured within ten business days after notice from the party wishing to terminate; provided, however, that Purchaser or Merger Sub shall not also then be in material breach of this Agreement;

        (e) by Purchaser: (i) if the Company shall have breached any of its obligations under Section 7.2 or Section 7.10 of this Agreement; or (ii) if the Board shall (A) amend, withdraw, modify, change, condition or qualify the Company Recommendation in a manner adverse to Merger Sub, (B) approve or recommend to the stockholders of the Company an Acquisition Proposal (other than by Purchaser, Merger Sub or their affiliates), (C) approve or recommend that the stockholders of the Company tender their Common Stock in any tender or exchange offer that is an Acquisition Proposal (other than by Purchaser, Merger Sub or their affiliates) or the Company shall not have sent to its stockholders within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer, (D) fail to reaffirm the Company Recommendation or fail to reaffirm its determination that the Merger is in the best interest of the Company's stockholders, within five business days after Purchaser requests in writing that such recommendation or determination be reaffirmed, or (E) approve a resolution or agree to do any of the foregoing; or

        (f) by the Company, prior to the Stockholder Meeting and following receipt of a Superior Proposal, if (i) the Superior Proposal has been made, has not been withdrawn, continues to be a Superior Proposal and the Company has entered into a definitive agreement for such Superior Proposal, and (ii) the Company shall have fully complied with Section 7.10, and shall not have breached in any material respect any of the other provisions set forth in this Agreement.

        The party desiring to terminate this Agreement pursuant to Sections 9.1(b) through 9.1(f) shall give written notice of such termination to the other party in accordance with Section 10.2; provided, that no such termination by the Company shall be effective unless and until the Company shall have paid the Termination Fee and/or Purchaser Termination Expenses, if any, required to be paid by it pursuant to Section 9.2; provided, further, that no such termination by Purchaser or Merger Sub shall be effective unless and until Purchaser shall have paid any Company Termination Expenses required to be paid by it pursuant to
Section 9.2(c). With respect to any termination of this Agreement, the term (A) "Termination Fee" means a cash amount equal to $8,522,000 and (B) "Purchaser Termination Expenses" means Purchaser's actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys' fees) that have been paid or that may become payable by Purchaser, Merger Sub and their respective affiliates in connection with the transactions contemplated by this Agreement not to exceed $3,000,000. With respect to any termination of this Agreement, the term "Company Termination Expenses" means the Company's actual and reasonably documented out-of-pocket expenses and fees (including reasonable attorneys' fees) that have been paid or that may become payable by the Company and its affiliates in connection with the transactions contemplated by this Agreement not to exceed $750,000.

        9.2    Effect of Termination.

        (a) In the event of termination of this Agreement by any of the Company, Purchaser or Merger Sub as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Purchaser or Merger Sub or their respective Subsidiaries, officers or directors except (i) with respect to Sections 7.4 and 7.9, this
Section 9.2 and Article X and (ii) with respect to any liabilities for damages incurred or suffered by a party as a result of the willful breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

        (b) Notwithstanding any other provision of this Agreement, the Company and Purchaser agree that: (i) if this Agreement is terminated pursuant to
Section 9.1(e) or Section 9.1(f) then the Company shall immediately pay to Purchaser the Termination Fee; (ii) if this Agreement is terminated pursuant to either (A) Section 9.1(b)(i) (provided, that at the time of such termination pursuant to Section 9.1(b)(i), the condition precedent in Section 8.1(b) shall have been satisfied and the reason for the Closing not having previously occurred shall not be the failure to satisfy the conditions precedent set forth in Section 8.2 through no fault of the Company) or (B) Section 9.1(b)(iii), then, in the event that, prior to such termination, any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make an Acquisition Proposal, or such Acquisition Proposal becomes publicly known, and within 12 months following such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall immediately pay to Purchaser the Termination Fee; and (iii) if (A) this Agreement is terminated pursuant to Section 9.1(d), (B) no Termination Fee has been paid by the Company to Purchaser, and (C) within 12 months following such termination the Company enters into a definitive agreement with respect to an Acquisition Proposal, then, the Company shall immediately pay to Purchaser the Termination Fee upon the entry into such definitive agreement; provided, however, that for purposes of this Section 9.2(b)(iii), an Acquisition Proposal shall not include (x) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and/or its wholly owned Subsidiaries, or (y) any acquisition by the Company or any of its wholly owned Subsidiaries, whether by merger, consolidation, business combination, reorganization or otherwise, unless as a result of any such acquisition or series of acquisitions (1) the Company issues, during such 12-month period, an amount of shares of its Common Stock, or other securities convertible into or exchangeable for Common Stock or other voting securities of the Company, equal to or greater than the number of shares of the Company's Common Stock outstanding on the date this Agreement is terminated or (2) the stockholders of the Company on the date this Agreement is terminated own at any time during such 12-month period less than a majority of the voting power of the Company or the acquired or surviving entity. Any Termination Fee payable pursuant to this Section 9.2(b) shall be reduced by an amount equal to the amount of the Purchaser Termination Expenses actually paid to Purchaser pursuant to Section 9.2(c).

        (c) In the event that this Agreement is terminated prior to the Effective Time pursuant to Section 9.1(b)(iii) or 9.1(d) or as a consequence of the failure or non-waiver of any of the conditions set forth in Section 8.3(a), 8.3(c) or 8.3(e), then the Company shall pay Purchaser an amount equal to the Purchaser Termination Expenses. In the event that this Agreement is terminated prior to the Effective Time (i) pursuant to Section 9.1(c), (ii) as a consequence of the failure or non-waiver of any of the conditions set forth in
Section 8.2(a), or (iii) pursuant to Section 9.1(b)(iv) and such termination right is available under such Section 9.1(b)(iv) solely because either (A) DLJ has declared a Holdings Material Adverse Effect (as such term is defined in the Equity Commitment but excluding from such definition clause (ii) thereof) or (B) CSFB has declared that there has been a material adverse change in the business, assets, liabilities, operations, condition (financial or otherwise), operating results or prospects of Parent and its Subsidiaries, taken as a whole, then Purchaser shall pay the Company an amount equal to the Company Termination Expenses.

                                    ARTICLE X

                               GENERAL PROVISIONS

        10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

        10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

        If to Purchaser or Merger Sub:     If to the Company:

        c/o UTI Corporation                MedSource Technologies, Inc.
        200 West 7th Avenue                110 Cheshire Lane, Suite 100
        Collegeville, PA 19426-0992        Minneapolis, MN 55305
        Facsimile:  (610) 489-1150         Facsimile: (952) 807-1235
        Attention:  Ron Sparks, CEO        Attention:  Rich Effress, CEO

        With a copy to:                    With a copy to:

        Hogan & Hartson L.L.P.             Jenkens & Gilchrist Parker Chapin LLP
        One Tabor Center, Suite 1500       The Chrysler Building
        1200 Seventeenth Street            405 Lexington Avenue
        Denver, CO 80202                   New York, NY 10174
        Facsimile:  (303) 899-7333         Facsimile:  (212) 704-6288
        Attention:  Christopher J. Walsh   Attention: Edward R. Mandell

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

        10.3 Amendment. Any provision of this Agreement may be amended to the extent permitted by Section 251(d) of the DGCL or waived prior to the Effective

Time, if, and only if, the amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Purchaser and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective.

        10.4 Extension; Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts of such party and (b) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

        10.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Section 7.6, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        10.6 Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter, the Purchaser Disclosure Letter and the Exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

        10.7 Fees and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

        10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, County of New Castle or, if under applicable Law, exclusive jurisdiction is vested in federal courts, then of the United States of America located in the District of Delaware (collectively, the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        10.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        10.10 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        10.11 Interpretation. In this Agreement (including Exhibit A to this Agreement, the Company Disclosure Letter and the Purchaser Disclosure Letter), unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, (a) the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act, (b) "Person" means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any Governmental Entity, (c) "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to close, and (d) "knowledge" means the actual knowledge, after due inquiry, of any executive officer of the Company or Purchaser, as the case may be.

        10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorneys' fees and disbursements, and court costs.

        10.14 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

        10.15 Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

                            (Signature Page Follows)

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                               MEDICAL DEVICE MANUFACTURING, INC.

                               By:    /s/ Ron Sparks
                                      -------------------------------------
                               Name:  Ron Sparks
                                      -------------------------------------
                               Title: President and Chief Executive Officer
                                      -------------------------------------



                               PINE MERGER CORPORATION

                               By:    /s/ Ron Sparks
                                      -------------------------------------
                               Name:  Ron Sparks
                                      -------------------------------------
                               Title: President
                                      -------------------------------------



                               MEDSOURCE TECHNOLOGIES, INC.

                               By:    /s/ Richard J. Effress
                                      -------------------------------------
                               Name:  Richard J. Effress
                                      -------------------------------------
                               Title: Chairman and CEO
                                      -------------------------------------